                                                                     EXHIBIT 2.1

                     AGREEMENT AND PLAN OF REORGANIZATION

                         dated as of November 19, 1999

                                by and between

                              ENCODING.COM, INC.,

                                      and

                                ALIVE.COM, INC.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SECTION ONE.................................................................   1

     1.   The Merger........................................................   1
        1.1   The Merger....................................................   1
        1.2   Closing.......................................................   2
        1.3   Effect of the Merger..........................................   2
        1.4   Certificate of Incorporation; Bylaws..........................   2
        1.5   Directors and Officers........................................   3
        1.6   Effect on Capital Stock.......................................   3
        1.7   Surrender of Certificates.....................................   6
        1.8   No Further Ownership Rights in Alive Common Stock.............   7
        1.9   Tax and Accounting Consequences...............................   7
        1.10  Taking of Necessary Action; Further Action....................   8
        1.11  Withholding...................................................   8
        1.12  Lost, Stolen or Destroyed Certificates........................   8
        1.13  Closing of Transfer Books.....................................   8

SECTION TWO.................................................................   8

     2.   Representations and Warranties of Alive...........................   8
        2.1   Organization Standing and Power; Subsidiaries.................   9
        2.2   Articles of Incorporation and Bylaws..........................  10
        2.3   Capital Structure.............................................  10
        2.4   Authority.....................................................  11
        2.5   No Conflicts; Required Filings and Consents...................  12
        2.6   Financial Statements..........................................  12
        2.7   Absence of Undisclosed Liabilities............................  12
        2.8   Absence of Certain Changes....................................  13
        2.9   Litigation....................................................  14
        2.10  Restrictions on Business Activities...........................  15
        2.11  Permits.......................................................  15
        2.12  Title to Property.............................................  15
        2.13  Intellectual Property.........................................  16
        2.14  Compliance with Environmental Requirements....................  18
        2.15  Taxes.........................................................  18
        2.16  Employee Benefit Plans........................................  20
        2.17  Certain Agreements Affected by the Merger.....................  23
        2.18  Employee Matters..............................................  23
        2.19  Material Contracts............................................  24
        2.20  Interested Party Transactions.................................  25
        2.21  Insurance.....................................................  26
        2.22  Compliance With Laws..........................................  26
        2.23  Minute Books..................................................  26
        2.24  Complete Copies of Materials..................................  26

        2.25  Bank Accounts.................................................  26
        2.26  Brokers' and Finders' Fees....................................  26
        2.27  Information Statement.........................................  26
        2.28  Voting Agreement..............................................  27
        2.29  Vote Required.................................................  27
        2.30  Board Approval................................................  27
        2.31  Compliance with the Hart-Scott-Rodino Act.....................  27
        2.32  Accounting and Tax Matters....................................  27
        2.33  Third Party Consents..........................................  27
        2.34  Year 2000.....................................................  27
        2.35  Representations Complete......................................  28

SECTION THREE...............................................................  28

     3.       Representations and Warranties of Encoding.com................  28
        3.1   Organization, Good Standing and Qualification.................  28
        3.2   Capitalization................................................  28
        3.3   Subsidiaries..................................................  29
        3.4   Authority.....................................................  29
        3.5   Valid Issuance of Securities..................................  30
        3.6   No Conflict; Required Filings and Consents....................  30
        3.7   Litigation....................................................  30
        3.8   Intellectual Property.........................................  31
        3.9   Compliance with Contracts and Other Instruments...............  31
        3.10  Agreements; Action............................................  32
        3.11  Representations Complete......................................  32
        3.12  No Conflict of Interest.......................................  33
        3.13  Title to Property and Assets..................................  33
        3.14  Financial Statements..........................................  33
        3.15  Changes.......................................................  34
        3.16  Employee Benefit Plans........................................  35
        3.17  Tax Returns and Payments......................................  35
        3.18  Insurance.....................................................  35
        3.19  Labor Agreements and Actions..................................  35
        3.20  Confidential Information and Invention Assignment Agreements..  35
        3.21  Permits.......................................................  35
        3.22  Corporate Documents...........................................  35
        3.23  Liabilities...................................................  36
        3.24  Accounting and Tax Matters....................................  36
        3.25  Year 2000.....................................................  36
        3.26  Information Statement.........................................  36
        3.27  Third Party Consents..........................................  36
        3.28  Certain Agreements Affected by the Merger.....................  36

SECTION FOUR ...............................................................  37

     4.    Conduct Prior to the Effective Time..............................  37
         4.1  Conduct of Business of Alive and Encoding.com.................  37
         4.2  Conduct of Business of Alive..................................  38

SECTION FIVE................................................................  40

     5.    Additional Agreements............................................  40
         5.1  Best Efforts and Further Assurances...........................  40
         5.2  Consents; Cooperation.........................................  40
         5.3  Access to Information.........................................  42
         5.4  Confidentiality...............................................  42
         5.5  Public Disclosure.............................................  42
         5.6  FIRPTA........................................................  42
         5.7  State Statutes................................................  42
         5.8  Escrow Agreement..............................................  43
         5.9  Blue Sky Laws.................................................  43
         5.10 Stockholder Approval..........................................  43
         5.11 Special Meeting of Stockholders...............................  44
         5.12 Voting Agreement..............................................  44
         5.13 Maintenance of Alive Indemnification Obligations..............  44

SECTION SIX.................................................................  45

     6.    Conditions to the Merger.........................................  45
         6.1  Conditions to Obligations of Each Party to Effect the Merger..  45
         6.2  Additional Conditions to Obligations of Alive.................  46
         6.3  Additional Conditions to the Obligations of Encoding.com......  47

SECTION SEVEN...............................................................  49

     7.    Termination, Amendment and Waiver................................  49
         7.1  Termination...................................................  49
         7.2  Effect of Termination.........................................  50
         7.3  Expenses......................................................  50
         7.4  Amendment.....................................................  50
         7.5  Extension; Waiver.............................................  51

SECTION EIGHT...............................................................  51

     8.    Escrow and Indemnification.......................................  51
         8.1  Survival of Representations and Warranties....................  51
         8.2  Escrow Fund...................................................  51
         8.3  Indemnification...............................................  51
         8.4  Damages Threshold.............................................  52
         8.5  Escrow Period.................................................  52
         8.6  Distributions; Voting.........................................  53
         8.7  Method of Asserting Claims....................................  53
         8.8  Representative of the Stockholders; Power of Attorney.........  53

         8.9  Adjustment to Escrow..........................................  54
         8.10 Indemnity by Encoding.com.....................................  54

SECTION NINE................................................................  56

     9.  General Provisions.................................................  56
         9.1  Survival of Warranties........................................  56
         9.2  Notices.......................................................  56
         9.3  Interpretation................................................  57
         9.4  Counterparts..................................................  57
         9.5  Entire Agreement; Nonassignability; Parties in Interest.......  57
         9.6  Severability..................................................  58
         9.7  Remedies Cumulative...........................................  58
         9.8  Governing Law.................................................  58
         9.9  Rules of Construction.........................................  58
         9.10 Amendments and Waivers........................................  58

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------

     This Agreement and Plan of Reorganization (the "Agreement") is made and
                                                     ---------
entered into as of November 19, 1999, by and among Encoding.com, Inc., a Delaware corporation ("Encoding.com") and Alive.com, Inc., a Washington
                       ------------
corporation ("Alive").
              -----

                                    RECITALS
                                    --------

     A. The Boards of Directors of Alive and Encoding.com believe it is in the best interests of their respective companies and the stockholders of their respective companies that Alive and Encoding.com combine into a single company through the merger of Alive with and into Encoding.com (the "Merger") and, in
                                                             ------
furtherance thereof, each have unanimously approved the Merger and have approved and adopted this Agreement as a plan of reorganization. Pursuant to the Merger, among other things, the outstanding shares of capital stock of Alive shall be converted into shares of the Common Stock of Encoding.com, par value $0.001 per share (the "Encoding.com Common Stock"), at the rates set forth herein.
            -------------------------

     B. Alive and Encoding.com desire to make certain representations and warranties and other agreements in connection with the Merger.

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to Encoding.com's willingness to enter into this Agreement, certain shareholders of Alive have entered into Voting Agreements substantially in the form attached hereto as Exhibit C.
                               ---------

     D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Merger will be treated as a
                       ----
"reorganization" within the meaning of Section 368(a) of the Code.

                                   AGREEMENT
                                   ---------

     The parties hereby agree as follows:

                                  SECTION ONE

     1.  The Merger.
         ----------

         1.1   The Merger.
               ----------

               (a) Subject to and upon the terms and conditions of this Agreement, an Agreement and Plan of Merger and Articles of Merger in such mutually acceptable form as is required by the relevant provisions of the Washington Business Corporations Act (the "WBCA") in substantially the
                                           ----
forms attached hereto as Exhibit A-1 and Exhibit A-2 (collectively, the
                         -----------     -----------
"Articles of Merger") shall be duly prepared, executed and acknowledged by
 ------------------
Encoding.com and

Alive, and thereafter delivered to the Secretary of State of the State of Washington for filing on the Closing or before the Closing Date (as defined below).

          (b) Subject to and upon the terms and conditions of this Agreement, a Certificate of Merger in such mutually acceptable form as is required by the relevant provisions of the Delaware General Corporations Law (the "Delaware
                                                                   --------
Law") in substantially the form attached hereto as Exhibit B (the "Certificate
---                                                ---------       -----------
of Merger" and together with the Articles of Merger, the "Merger Documents")
---------                                                 ----------------
shall be duly prepared, executed and acknowledged by Encoding.com and Alive, and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing or before the Closing Date (as defined below).

          (c) The Merger shall become effective upon the due and valid filing of the Articles of Merger with the Secretary of State of the State of Washington and the Certificate of Merger with the Secretary of State of the State of Delaware or at such date and time thereafter as is provided in Section 1.2 (the "Effective Time").
 --------------

     1.2  Closing. The closing of the transactions contemplated by this
          -------
Agreement (the "Closing") shall take place as soon as practicable, (and in no
                -------
event later than 5 business days after the satisfaction or waiver of each of the conditions set forth in Section 4 below or at such other time as the parties agree (the "Closing Date"). The Closing shall take place at the offices of
            ------------
Venture Law Group, 4700 Carillon Point, Kirkland, WA, or at such other location as the parties agree.

     1.3  Effect of the Merger.
          --------------------

          (a) At the Effective Time, Alive shall be merged with and into Encoding.com, the separate corporate existence of Alive shall cease and Encoding.com shall continue as the surviving corporation of the Merger.

          (b) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the WBCA and Delaware Law. Without limiting the generality of the foregoing, at and after the Effective Time, Encoding.com shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of Alive.

     1.4  Certificate of Incorporation; Bylaws.
          ------------------------------------

          (a) Unless otherwise determined by Encoding.com and Alive prior to the Effective Time, the Certificate of Incorporation of Encoding.com as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of Encoding.com following the Merger.

          (b) Unless otherwise determined by Encoding.com and Alive prior to the Effective Time, the Bylaws of Encoding.com as in effect immediately prior to the Effective Time shall be the Bylaws of Encoding.com following the Merger.

     1.5  Directors and Officers.  At the Effective Time, the directors
          ----------------------
of Encoding.com immediately prior to the Effective Time shall be the directors of Encoding.com following the Merger, and the officers of Encoding.com immediately prior to the Effective Time, shall be the officers of Encoding.com following the Merger, in each case until their respective successors are duly elected or appointed and qualified.

     1.6  Effect on Capital Stock.  By virtue of the Merger and without
          -----------------------
any action on the part of Encoding.com or Alive or any of their respective stockholders, the following shall occur at the Effective Time:

          (a) Conversion of Alive Common Stock.  Each share of Common Stock of
              --------------------------------
Alive, par value $0.01 per share (including shares of Alive Common Stock issued upon conversion of the Series A Convertible Preferred Stock of Alive and the Series B Convertible Preferred Stock of Alive or any other convertible security) (collectively, the "Alive Common Stock"), that is issued and outstanding
                    ------------------
immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(b) and shares, if any, held by persons who have not voted such shares for approval of the Merger, or have not delivered a written consent thereto, and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with 23B.13 of the WBCA ("Dissenting
                                                                    ----------
Shares")) will, by virtue of the Merger and as of the Effective Time, shall be
------
converted into and exchanged for such fraction of a fully paid and nonassessable share of Encoding.com Common Stock as is equal to the Exchange Ratio (as defined below) (such shares of Encoding.com Common Stock being received as a result of such conversion and exchange, together with all options to purchase Encoding.com Common Stock pursuant to Section 1.6(c), shall be referred to as the "Merger
                                                                      ------
Consideration").  All shares of Alive Common Stock, when so converted, shall no
-------------
longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Alive Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.7, without interest.

          For purposes of this Agreement, the "Exchange Ratio" will be a
                                               --------------
fraction, the numerator of which is two million six hundred thousand (2,600,000) and the denominator of which is the sum of all outstanding shares of Alive Common Stock plus all outstanding warrants, options or other rights to acquire Alive Common Stock as of the Effective Time.

          (b) Cancellation of Alive Common Stock Owned by Encoding.com or Alive.
              ----------------------------------------------------------------
At the Effective Time, all shares of Alive Common Stock that are owned by Alive as treasury stock, each share of Alive Common Stock owned by Encoding.com or Alive immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

          (c) Alive Stock Options.  At the Effective Time, each stock option
              -------------------
that is then outstanding under the Alive 1998 Stock Incentive Compensation Plan (the "Alive Option Plan"), whether vested or unvested (an "Alive Option"), shall
      -----------------                                    ------------
be assumed by Encoding.com in accordance with the terms (as in effect as of the date of this Agreement) of the

Alive Option Plan and the stock option agreement by which such Alive Option is evidenced. All rights with respect to Alive Common Stock under outstanding Alive Options shall thereupon be converted into rights with respect to Encoding.com Common Stock. Accordingly, from and after the Effective Time, (a) each Alive Option assumed by Encoding.com may be exercised solely for shares of Encoding.com Common Stock, (b) the number of shares of Encoding.com Common Stock subject to each such assumed Alive Option shall be equal to the number of shares of Alive Common Stock that were subject to such Alive Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Encoding.com Common Stock (collectively, the "Option Shares"), (c) the per share exercise price for the Encoding.com Common
--------------
Stock issuable upon exercise of each such assumed Alive Option shall be determined by dividing the exercise price per share of Alive Common Stock subject to such Alive Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Alive Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Alive Option shall otherwise remain unchanged; provided, however, that each such assumed Alive Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Encoding.com after the Effective Time. Alive and Encoding.com shall take all action that may be necessary (under the Alive Option Plan and otherwise) to effectuate the provisions of this Section 1.6(c). It is the intention of the parties that the Alive Options assumed by Encoding.com qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Alive Options qualified as incentive stock options prior to the Effective Time, and this Section 1.6(c) shall be interpreted consistent with such intent. Following the Closing, Encoding.com will send to each holder of an assumed Alive Option a written notice setting forth (i) the number of shares of Encoding.com Common Stock subject to such assumed Alive Option, and (ii) the exercise price per share of Encoding.com Common Stock issuable upon exercise of such assumed Alive Option.

          (d) Adjustments; Maximum Issuance.  The Exchange Ratio shall be
              -----------------------------
adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Encoding.com Common Stock or Alive Common Stock), reorganization, recapitalization or other like change with respect to Encoding.com Common Stock or Alive Common Stock occurring after the date of this Agreement and prior to the Effective Time. The maximum number of shares of Encoding.com Common Stock to be issued (including Encoding.com Common Stock to be reserved for issuance upon exercise of Alive Options) in exchange for the acquisition by Encoding.com of all outstanding Alive Common Stock and all unexpired and unexercised options and warrants to acquire Alive Common Stock shall be 2,600,000 shares (as adjusted for stock splits, recapitalizations and the like) of Encoding.com Common Stock, such number of shares to be reduced by the number of shares of Encoding.com Common Stock with respect to Dissenting Shares, if any, in accordance with
Section 1.6(a) above. No other adjustment shall be made in the number of shares of Encoding.com Common Stock issued in the Merger as a result of (i) any increase or decrease in the price of Encoding.com Common Stock or Preferred Stock prior to the Effective Time, or (ii) any cash proceeds received by Alive from the date of this Agreement to the Closing Date pursuant to the exercise of currently outstanding options or warrants to acquire Alive Common Stock.

          (f)  Dissenters' Rights.
               ------------------

               (i) Notwithstanding anything to the contrary contained in this Agreement, any Dissenting Shares shall not be converted into or represent the right to receive Encoding.com Common Stock in accordance with Section 1.6, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 23B.13 of the WBCA; provided, however, that if the status of any such holder as a "dissenter" shall not be perfected, or if such holder shall lose his, her or its status as a "dissenter," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Encoding.com Common Stock in accordance with this Section 1.6.

               (ii) Alive shall give Encoding.com (i) prompt notice of any written demand received by Alive prior to the Effective Time to require Alive to purchase shares of capital stock of Alive pursuant to Chapter 23B.13 of the WBCA and of any other demand, notice or instrument delivered to Alive prior to the Effective Time pursuant to the WBCA, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument; provided, however, that any participation by Encoding.com shall not prevent Alive from satisfying its obligations to holders of Dissenting Shares under the WBCA. Subject to the foregoing, Alive shall not make any payment (unless such payment is pursuant to a court order in which event Alive shall give Encoding.com notice of any such court order or request therefor as soon as practicable) or settlement offer prior to the Effective Time with respect to any such demand unless Encoding.com shall have consented in writing to such payment or settlement offer.

          (g)  Fractional Shares. No fraction of a share of Encoding.com
               -----------------
Common Stock will be issued, but in lieu thereof each holder of shares of Alive Common Stock who would otherwise be entitled to a fraction of a share of Encoding.com Common Stock (after aggregating all fractional shares of Encoding.com Common Stock to be received by such holder) shall receive from Encoding.com an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the fair market value of a share of Encoding.com Common Stock immediately prior to the Effective Time, as determined in good faith by Encoding.com's Board of Directors.

          (h)  Restricted Shares. Shares of Alive Common Stock which are
               -----------------
subject to repurchase by Alive in the event the holder thereof ceases to be employed by Alive ("Alive Restricted Shares") shall be converted into
                    -----------------------
Encoding.com Common Stock on the same basis as provided in subsection (a) above and shall be registered in such holder's name, but shall be held by Encoding.com pursuant to the existing agreements in effect on the date of this Agreement. Holders of the Alive Restricted Shares are identified on Schedule 1.6(h) together with the vesting schedules associated with such shares.

     1.7  Surrender of Certificates.
          -------------------------

          (a)  Encoding.com to Provide Common Stock and Cash.  Promptly after
               ---------------------------------------------
the Effective Time, Encoding.com shall make available for exchange in accordance with this Section 1, through such reasonable procedures as Encoding.com may adopt, (i) the shares of Encoding.com Common Stock issuable pursuant to Section 1.6(a) less the number of shares of Encoding.com Common Stock to be deposited into the Escrow Fund (as defined in Section 8) pursuant to the requirements of
Section 8 and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g).

          (b)  Exchange Procedures.  Promptly after the Effective Time,
               -------------------
Encoding.com shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective
                      ------------
Time represented outstanding shares of Alive Common Stock, whose shares were converted into the right to receive shares of Encoding.com Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by Encoding.com, and shall be in such form and have such other provisions as is customary and as Encoding.com may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Encoding.com Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to Encoding.com or to such other agent or agents as may be appointed by Encoding.com, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Encoding.com Common Stock (less the number of shares of Encoding.com Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 8 below) and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Encoding.com Common Stock into which such shares of Alive Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8 below, Encoding.com shall cause to be distributed to the Escrow Agent (as defined in Section 8 below) a certificate or certificates representing 260,000 shares of Encoding.com Common Stock which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this
Section 1.7. Such shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Encoding.com for certain damages as provided in Section 8 below. To the extent not used for such purposes, such shares shall be released, all as provided in Section 8 below.

          (c)  No Liability.  Notwithstanding anything to the contrary in this
               ------------
Section 1.7, neither Encoding.com nor Alive shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (d) Dissenting Shares.  The provisions of this Section 1.7 shall also
              -----------------
apply to Dissenting Shares that lose their status as such, except that the obligations of Encoding.com under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Encoding.com Common Stock to which such holder is entitled pursuant to Section 1.6 hereof and the amount of cash payable to such holder pursuant to Section 1.6(h), if any.

          (e) Distributions With Respect to Unexchanged Shares.  No dividends or
              ------------------------------------------------
other distributions with respect to Encoding.com Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Encoding.com Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing whole shares of Encoding.com Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time payable (but for the provisions of this Section 1.7(e)) with respect to such shares of Encoding.com Common Stock.

          (f) Transfers of Ownership.  If any certificate for shares of
              ----------------------
Encoding.com Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of such issuance that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Encoding.com or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Encoding.com Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the reasonable satisfaction of Encoding.com or any agent designated by it that such tax has been paid or is not payable.

     1.8  No Further Ownership Rights in Alive Common Stock.  All shares of
          -------------------------------------------------
Encoding.com Common Stock issued upon the surrender for exchange of shares of Alive Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Alive Common Stock, and there shall be no further registration of transfers on the records of Alive or Encoding.com of shares of Alive Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Encoding.com for any reason, they shall be cancelled and exchanged as provided in this Section 1.

     1.9  Tax and Accounting Consequences.  It is intended by the parties
          -------------------------------
that the Merger shall constitute a "reorganization" and that this Agreement be treated as a plan of reorganization within the meaning of Section 368 of the Code and be accounted for as a purchase.

     1.10  Taking of Necessary Action; Further Action.  If at any time
           ------------------------------------------
after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Encoding.com with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Alive, the officers and directors of Alive are fully authorized in the name of their corporation or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

      1.11  Withholding.  Encoding.com shall be entitled to deduct and
            -----------
withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Alive Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign tax laws. To the extent that amounts are so withheld by Encoding.com such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by Encoding.com.

     1.12  Lost, Stolen or Destroyed Certificates.  In the event any
           --------------------------------------
Certificates shall have been lost, stolen or destroyed, Encoding.com shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Encoding.com Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Encoding.com may, in its discretion and as a condition precedent to such issuance, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Encoding.com may reasonably direct as indemnity against any claim that may be made against Encoding.com with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.13  Closing of Transfer Books.  At the Effective Time, the stock
           -------------------------
transfer books of Alive shall be closed and no transfer of Alive Common Stock or Alive Preferred Stock, if any, shall thereafter be made. Certificates presented to Encoding.com after the Effective Time shall be cancelled and exchanged for shares of Encoding.com Common Stock in accordance with Section 1.6, subject to
Section 8 and to applicable law in the case of Dissenting Shares.

                                  SECTION TWO

  2. Representations and Warranties of Alive.
     ---------------------------------------

     In this Agreement, any reference to a "Material Adverse Effect" with
                                            -----------------------
respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement; provided, however that the following shall not be taken into account in determining a "Material Adverse Effect": (a) any adverse change, event or effect that is directly attributable to conditions affecting the United States economy generally unless such conditions adversely affect such party in a materially disproportionate manner, and (b) any adverse change, event or effect that is directly attributable to conditions affecting such party's industry generally, unless such conditions adversely affect such party in a materially disproportionate manner.

          In this Agreement, any reference to a party's "knowledge" means the
                                                         ---------
actual knowledge of such party's officers or directors provided that such persons shall have made inquiry of those employees of such party whom such officers or directors reasonably believe to have actual knowledge of the matters in question.

          Except as disclosed in a document dated as of the date of this Agreement and delivered by Alive to Encoding.com prior to the execution and delivery of this Agreement and specifically referring to a particular representation or warranty (or subsection thereof) in this Agreement (the "Alive
                                                                           -----
Disclosure Schedule"), Alive represents and warrants to Encoding.com as follows:
-------------------

          2.1  Organization; Subsidiaries.
               ---------------------------

          (a) Alive is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington. Alive has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Alive. Alive is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Alive. The Alive Disclosure Schedule contains a true and complete list of all states in which Alive is duly qualified or licensed to transact business as a foreign corporation. The Alive Disclosure Schedule contains a true and complete listing of the locations of all sales offices, development facilities, and any other offices or facilities of Alive and a true and complete list of all states in which Alive maintains any employees.

          (b) Alive has no Subsidiaries (as defined below). Alive does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, limited liability company, joint venture, firm, association or business organization, entity or enterprise, and Alive does not control (directly or indirectly) the management or policies of any other corporation, partnership, limited liability company, joint venture, firm, association or business organization, entity or enterprise. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any
                     ----------
corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          2.2  Articles of Incorporation. Alive has delivered a true and correct
               -------------------------
copy of the Articles of Incorporation and Bylaws or other charter documents of Alive, as amended to date, to Encoding.com. Alive is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

          2.3  Capital Structure.
               -----------------

               (a) The authorized capital stock of Alive consists of 20,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share, 902,886 of which are designated Series A Preferred Stock and 1,867,233 of which are designated Series B Preferred Stock. As of the date of this Agreement, there were issued and outstanding 2,322,752 shares of Alive Common Stock, 902,886 shares of Series A Preferred Stock (the "Alive Series A Preferred") and 1,867,233 shares of Series
                      ------------------------
B Preferred Stock (the "Alive Series B Preferred" and together with the Alive
                        ------------------------
Series A Preferred and Alive Common Stock, the "Alive Capital Stock").  The
                                                -------------------
issued and outstanding shares of Alive Capital Stock are held of record by the shareholders of Alive as set forth and identified in the shareholder list attached as Schedule 2.3(a) to the Alive Disclosure Schedule. All outstanding shares of Alive Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Alive or any agreement to which Alive is a party or by which it is bound. All outstanding shares of Alive Capital Stock were issued in compliance with all applicable federal and state securities laws. Of the issued and outstanding shares of Alive Capital Stock, 820,034 shares will be subject, as of the Effective Date (after giving effect to the Merger), to Alive's right of repurchase at a weighted average repurchase price of $0.18 per share.

               (b) There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after September 30, 1999 other than pursuant to the exercise of options outstanding as of such date under the Alive Stock Option Plan and pursuant to a warrant to purchase 7,500 shares of Common Stock (the Landlord Warrant"). As of the date of this Agreement, Alive has reserved (i)
----------------
sufficient shares of Common Stock for issuance upon conversion of the Alive Series A Preferred and the Alive Series B Preferred, and (ii) 1,498,350 shares of Common Stock for issuance to employees and consultants pursuant to the Alive Stock Option Plan, of which 569,454 shares have been issued pursuant to option exercises or direct stock purchases, 185,400 shares are subject to outstanding, unexercised options. As of the Effective Time (after giving effect to the Merger), 190,625 shares under the Alive Stock Option Plan will be fully vested and 564,229 shares will be subject to vesting as set forth on Schedule 2.3(b) hereto (including any such shares subject to Alive's right of repurchase due to early exercise of options). Since

October 31, 1999, Alive has not issued or granted additional options under the Alive Stock Option Plan. Alive is not in active discussion, formal or informal, with any person or entity regarding the issuance of any form of additional Alive equity that has not been issued or committed to prior to the date of this Agreement. Schedule 2.3(b) of the Alive Disclosure Schedule sets forth the number of outstanding Alive Options and all other rights to acquire shares of Alive Common Stock pursuant to the Alive Stock Option Plan and the applicable exercise prices. Except (i) for the rights created pursuant to this Agreement,
(ii) for Alive's right to repurchase any unvested shares under the Alive Stock Option Plan, (iii) for such rights as to which waivers have been or will be obtained as set forth on Schedule 2.3(b) hereto, (iv) the acceleration provisions of the Alive Stock Option Plan and related option agreements, and (v) as set forth in this Section 2.3, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which Alive is a party or by which Alive is bound relating to the issued or unissued capital stock of Alive or obligating Alive to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Alive or obligating Alive to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Alive's capital stock (i) between or among Alive and any of its stockholders and
(ii) to the knowledge of Alive, between or among any of Alive's stockholders, except for the stockholders delivering Irrevocable Proxies (as defined below). The terms of the Alive Stock Option Plan permit the assumption or substitution of options to purchase Encoding.com Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Alive stockholders, or otherwise. True and complete copies of all agreements and instruments relating to or issued under the Alive Stock Option Plan have been made available to Encoding.com and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Encoding.com. Except as set forth on Schedule 2.3(b) to the Alive Disclosure Schedule, there are no agreements or arrangements pursuant to which Alive is required to register shares of its capital stock under the Securities Act of 1933, as amended.

               (c) To Alive's knowledge, all applicable elections with respect to issued capital stock of Alive under Section 83(b) of the Code have been duly made and timely filed.

               2.4  Authority. Alive has all requisite corporate power and
                    ---------
authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Alive, subject only to the approval of the Merger by Alive's stockholders as contemplated by Section 6.1(a). Alive's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by Alive and assuming due authorization, execution and delivery by Encoding.com, constitutes the valid and binding obligation of Alive enforceable against Alive in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

               2.5  No Conflicts; Required Filings and Consents.
                    -------------------------------------------

                    (a) The execution and delivery of this Agreement by Alive does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under or result in the creation of any lien upon the assets of Alive under (i) any provision of the Articles of Incorporation or Bylaws of Alive or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Alive or any of their properties or assets.

                    (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental
                                                                ------------
Entity") is required by or with respect to Alive in connection with the
------
execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Documents, together with the required officers' certificates, as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities
      ------------                                                 ----------
Act"), applicable state securities laws and the securities laws of any foreign
---
country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Alive and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

               2.6  Financial Statements. Section 2.6 of the Alive Disclosure
                    --------------------
Schedule includes a true, correct and complete copy of Alive's unaudited financial statement for the fiscal year ended December 31, 1998, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the nine-month period ended September 30, 1999 (collectively, the "Alive Financial
                                                    ---------------
Statements"). The Alive Financial Statements have been prepared in accordance
----------
with generally accepted accounting principles (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated. The Alive Financial Statements accurately set forth and describe the financial condition and operating results of Alive and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Alive maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

               2.7  Absence of Undisclosed Liabilities. Alive does not have any
                    ----------------------------------
material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended September

30, 1999 (the "Alive Balance Sheet"), (ii) those incurred in the ordinary course
               -------------------
of business and not required to be set forth in the Alive Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the date of the Alive Balance Sheet and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

               2.8  Absence of Certain Changes. Except as set forth in Section
                    --------------------------
2.8 of the Alive Disclosure Schedule, since September 30, 1999 ( the "Alive
                                                                      -----
Balance Sheet Date") there has not been, occurred or arisen any:
------------------

                    (a) transaction by Alive except in the ordinary course of business as conducted on that date and consistent with past practices;

                    (b) amendments or changes to the Articles of Incorporation or Bylaws of Alive;

                    (c) capital expenditure or commitment by Alive, in excess of $15,000 in any individual transaction or series of related transactions, or in the aggregate exceeding $30,000;

                    (d) destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), business or customer of Alive (whether or not covered by insurance) which would constitute a Material Adverse Effect;

                    (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                    (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, any change in respect of Taxes, as defined in
Section 2.15, including elections with respect thereto, or any change in capitalization of software development costs) by Alive or any revaluation by Alive of any of its assets;

                    (g) declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of Alive, or any direct or indirect redemption, purchase or other acquisition by Alive of any of its capital stock, except repurchases of Alive Common Stock from terminated Alive employees at the original per share purchase price of such shares pursuant to the terms of the Alive Option Plan and applicable option agreements;

                    (h) increase in the salary or other compensation payable or to become payable by Alive to any officers, directors, employees or advisors of Alive, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by Alive of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, or other than as set forth in Section 2.16 below, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, stock appreciation rights and performance awards), stock purchase or other employee benefit plan;

                    (i) sale, lease, license of other disposition of any of the assets or properties of Alive, except in the ordinary course of business and not in excess of $15,000 in the aggregate;

                    (j) termination or material amendment of any material contract, agreement or license (including any distribution agreement) to which Alive is a party or by which it is bound;

                    (k) loan by Alive to any person or entity, or guaranty by Alive of any loan;

                    (l) waiver or release of any right or claim of Alive, including any write-off or other compromise of any account receivable of Alive, in excess of $15,000 in the aggregate;

                    (m) the commencement or notice or threat of commencement of any lawsuit or proceeding against or, to Alive's knowledge, investigation of Alive or its respective affairs;

                    (n) notice of any claim of ownership by a third party of Alive's Intellectual Property (as defined in Section 2.13 below) or of infringement by Alive of any third party's Intellectual Property rights;

                    (o) issuance or sale by Alive of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities, except for the exercise of options pursuant to the Alive Stock Option Plan;

                    (p) change in pricing or royalties set or charged by Alive to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Alive;

                    (q) event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on Alive; or

                    (r) agreement by Alive or any officer or employee of Alive on behalf of Alive to do any of the things described in the preceding clauses
(a) through (q) (other than negotiations with Encoding.com and its representatives regarding the transactions contemplated by this Agreement).

               2.9  Litigation. There is no private or governmental action,
                    ----------
suit, proceeding, claim, arbitration or investigation (collectively, a "Suit")
                                                                        ----
pending or, to Alive's knowledge, currently threatened against Alive that questions the validity or enforceability of the Agreement or the right of Alive to enter into it, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any Material Adverse Effect on Alive, or any change in the current equity ownership of Alive, nor is Alive aware that there is any basis for the foregoing. For the purposes of this Section 2.9, "Suit" shall include but not be limited to any
                               ----
action, suit, proceeding, claim, arbitration or investigation pending or, to Alive's knowledge, currently threatened against Alive involving the prior employment of any of Alive's current employees, such employees use in connection with Alive's business of any information or techniques proprietary to any of such employees' former employers, such employees' obligations under any agreements with prior employers, or negotiations by Alive with potential investors in Alive or its proposed business. Neither Alive nor any of its subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding, claim, arbitration or investigation by Alive or any of its subsidiaries currently pending or which Alive or any of its subsidiaries intends to initiate.

               2.10 Restrictions on Business Activities. There is no agreement,
                    -----------------------------------
judgment, injunction, order or decree binding upon Alive which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or currently proposed future business practice of Alive, any acquisition of property by Alive or the overall conduct of business by Alive as currently conducted or as proposed to be conducted by Alive. Alive has not entered into any agreement under which Alive is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

               2.11 Permits. Alive is in possession of all franchises, grants,
                    -------
authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Alive, to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Alive Authorizations") and no suspension or cancellation of any Alive
      --------------------
Authorization is pending or, to Alive's knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any Alive Authorization would not have a Material Adverse Effect on Alive. Alive is not in conflict with, or in default or violation of, (i) any laws applicable to Alive or by which any property or asset of Alive is bound or affected, (ii) any Alive Authorization, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Alive is a party or by which Alive or any property or asset of Alive is bound or affected, except for any such conflict, default or violation that would not have a Material Adverse Effect on Alive.

               2.12 Title to Property.
                    -----------------

                    (a) Alive has good and marketable title to all of its properties and assets, real and personal, reflected in the Alive Balance Sheet or acquired after the Alive Balance Sheet Date (except properties and assets sold or otherwise disposed of since the Alive Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except, in each case, for (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the Alive Balance Sheet. The plants, property and equipment of Alive that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Alive are reflected in the Alive Balance Sheet to the extent generally accepted accounting principles require the same to be reflected and to the extent acquired prior to the Alive Balance Sheet Date. Schedule 2.12(a) of the Alive Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by Alive, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

                    (b) Schedule 2.12(b) of the Alive Disclosure Schedule also sets forth a true, correct and complete list of all equipment (the "Equipment")
                                                                    ---------
owned or leased by Alive, and such Equipment is, taken as a whole, (i) adequate for the conduct of Alive's business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

               2.13 Intellectual Property.
                    ---------------------

                    (a) Alive owns, or is licensed or otherwise possess legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to
                          ---------------------
be used in the business of Alive as currently conducted or as proposed to be conducted by Alive.

                    (b) Section 2.13 of the Alive Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Alive is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Alive is a party and pursuant to which Alive is authorized to use any third party patents, trademarks or copyrights, including software ("Third
                                                                        -----
Party Intellectual Property Rights") which are incorporated in, are, or form a
----------------------------------
part of any product offered by Alive. Alive is not in violation of any license, sublicense or agreement described in Section 2.13 of the Alive Disclosure Schedule, except for such violations as will not have a Material Adverse Effect on Alive. The execution and delivery of this Agreement by Alive and the consummation of the transactions contemplated hereby, will neither cause Alive to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Section 2.13 of the Alive Disclosure Schedule, Alive is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Intellectual Property is being used.

                    (c) To Alive's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Alive, any trade secret material to Alive or any Intellectual Property right of any third party to the extent licensed by or through Alive, by any third party, including any employee or former employee of Alive. Except as set forth on Schedule 2.13(c) of the Alive Disclosure Schedule, Alive has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

                    (d) Alive is not nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                    (e) All patents, registered trademarks, registered service marks and copyrights held by Alive are valid and existing and, to Alive's knowledge, there is no assertion or claim (or basis therefor) challenging the validity of any Intellectual Property of Alive. Alive has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party. Neither the conduct of the business of Alive as currently conducted or contemplated nor the manufacture, sale, licensing or use of any of the products of Alive as now manufactured, sold or licensed or used, nor the use in any way of the Intellectual Property in the manufacture, use, sale or licensing by Alive of any products currently proposed, infringes on or will infringe or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party. Alive has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending, or to Alive's knowledge, threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Alive, except such as may have been commenced by Alive. There is no breach or violation of or, to Alive's knowledge, threatened or actual loss of rights under any license agreement to which Alive is a party.

                    (f) Alive has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Alive does not already own by operation of law.

                    (g) Alive has taken all necessary and appropriate steps that are commercially reasonable to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). Alive has a policy requiring each
            ------------------------
employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Alive's standard forms and all current and former employees, consultants and independent contractors of Alive have executed such an agreement. All use, disclosure or appropriation of Confidential Information owned by Alive by or to a third party has been pursuant to the terms of a written agreement between Alive and such third party. All use, disclosure or appropriation of Confidential Information not owned by Alive has been pursuant to the terms of a written agreement between Alive and the owner of such Confidential Information, or is otherwise lawful.

                    (h) The Alive Disclosure Schedule lists all currently effective written or oral and all past written consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which Alive is a party. True and correct copies of all such written agreements have been provided to Encoding.com or its representatives.

               2.14 Compliance with Environmental Requirements. Alive is in
                    ------------------------------------------
compliance in all material respects with all terms and conditions of all permits, licenses and authorizations which are required under federal, state and local laws applicable to Alive and relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes or which are intended to assure the safety of employees, workers or other persons, except where the failure to obtain such authorizations or comply with such requirements could not be reasonably expected to have a Material Adverse Effect on Alive. There are no conditions, circumstances, activities, practices, incidents, or actions known to Alive which could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to Alive, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste.

               2.15 Taxes.
                    -----

                    (a) For purposes of this Section 2.15 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

                         (i) The term "Taxes" shall mean all taxes, however
                                       -----
denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

                    (ii) The term "Returns" shall mean all reports, estimates,
                                   -------
declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

               (b) All material Returns required to be filed by or on behalf of Alive have been duly filed on a timely basis (taking into account all properly requested extensions of due dates) and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Alive under Section 6655 of the Code or comparable provisions of state, territorial, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by Alive with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Alive has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There is no claim for Taxes that is a lien on any of the assets of Alive with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Alive is contesting in good faith through appropriate proceedings which are reflected as a reserve on the Alive Financial Statements. Alive has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

               (c) The amount of Alive's liabilities for unpaid Taxes for all periods through the date of the Alive Financial Statements do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Alive Financial Statements, and the Alive Financial Statements adequately accrue in accordance with generally accepted accounting principles ("GAAP") all liabilities for Taxes of Alive payable after the date of the Alive
  ----
Financial Statements attributable to transactions and events occurring prior to such date. No material liability for Taxes or amount of taxable income of Alive has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

                    (d) Encoding.com has been furnished by Alive true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Alive relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including Alive for all periods since Alive's inception.

                    (e) No audit of the Returns of Alive by a government or taxing authority is in process, or, to Alive's knowledge, threatened (either in writing or orally, formally or informally) or, to Alive's knowledge, pending (either in writing or orally, formally or informally). No deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of Alive, and Alive has not received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. Alive is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against Alive, or any of its respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Alive. Alive has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

                    (f) Alive is not (nor has it ever been) party to any tax sharing agreement.

                    (g) Alive is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Alive is not a "consenting corporation" under Section 341(f) of the Code. Alive has not entered into any agreements where any payment thereunder would result in a nondeductible expense to Alive pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Alive has not agreed to, nor is it required to make, other than by reason of the Merger, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and Alive will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date with respect to which Alive received the economic benefit prior to the Closing Date. Alive is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

                    (h) The Alive Disclosure Schedule contains accurate and complete information regarding Alive's net operating losses for federal and each state tax purposes. Alive has no net operating losses and credit carryovers or other tax attributes currently subject to limitation under Sections 382, 383 or 384 of the Code.

               2.16 Employee Benefit Plans.
                    ----------------------

                    (a) Schedule 2.16 lists, with respect to Alive, and any trade or business (whether or not incorporated) which is treated as a single employer with Alive (an "ERISA
                         -----

Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code,
----------
(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan
                                                     -----
to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all contracts and agreements relating to employment that provide for annual compensation in excess of $50,000 and all severance agreements, with any of the directors, officers or employees of Alive,
(iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Alive and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Alive remain for the benefit of, or relating to, any present or former employee, consultant or director of Alive (together, the "Alive Employee Plans").
                      --------------------

               (b) Alive has furnished to Encoding.com a copy of each of the Alive Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Alive Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Alive Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Alive has also furnished Encoding.com with the most recent Internal Revenue Service determination letter issued with respect to each such Alive Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Alive Employee Plan subject to Code Section 401(a).

               (c)  Except as required by applicable law or set forth in
Schedule 2.16(c) of the Alive Disclosure Schedule, (i) none of the Alive Employee Plans promises or provides retiree medical or other retiree welfare or life insurance benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Alive Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Alive Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Alive and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Alive Employee Plans; (iv) neither Alive nor any ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Alive Employee Plans; (v) all material contributions required to be made by Alive or any ERISA Affiliate to any Alive Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Alive Employee Plan for the current plan years; (vi) with respect to each Alive Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Alive Employee Plan is covered by, and neither Alive nor any ERISA Affiliate has incurred or expects to incur any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or an employee's withdrawal from, any Alive Employee Plan or other retirement plan or arrangement, and no fact or event exists that could give rise to any such liability, or under Section 412 of the Code; (viii) Alive and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, (the "WARN Act") and no fact
                                                         --------
or event exists that could give rise to liability under such act; and (ix) no compensation paid or payable to any employee of Alive has been, or will be, non-deductible by reason of application of Section 162(m) of the Code. With respect to each Alive Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Alive has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all material notices and reports to employees required to be filed, distributed or posted with respect to each such Alive Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Alive is threatened, against or with respect to any such Alive Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Alive nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

               (d) With respect to each Alive Employee Plan, Alive has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the
                                                         -----
proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

               (e) Except for the acceleration of vesting of Alive Options under the Alive Option Plan and related agreements, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Alive or any Subsidiary to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

               (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Alive or any Subsidiary relating to, or change in participation or coverage under, any Alive Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Alive Financial Statements.

          2.17 Certain Agreements Affected by the Merger. Except for the
               -----------------------------------------
acceleration of vesting of Alive Options under the Alive Option Plan and related agreements, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Alive or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable by Alive, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          2.18 Employee Matters.
               ----------------

               (a) Alive is in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against Alive under any workers compensation plan or policy or for long term disability. There is and has not been any claim against Alive or its officers or employees, or to Alive's knowledge, threatened against Alive or its officers or employees, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, or based on actual or alleged breach of contract with respect to any person's employment by Alive, nor, to the knowledge of Alive, is there any basis for any such claim. Alive does not have any material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of Alive, threatened, between Alive and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on Alive. Alive is not a party to any collective bargaining agreement or other labor unions contract and Alive does not know of any activities or proceedings of any labor union or other group to organize any such employees.

               (b) To the knowledge of Alive, all independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law. All salaries and wages paid by Alive are in compliance in all material respects with applicable federal, state and local laws.

               (c) The Alive Disclosure Schedule lists all persons presently employed by Alive, setting forth for each person his or her position, salary or rate of pay (including bonuses), and if any such employee is currently on leave, sets forth the reason for the leave, the date the leave commenced and the date the employee is expected to return to active work.

          2.19  Material Contracts.
                ------------------

                (a) Subsections (i) through (viii) of Schedule 2.19(a) of the Alive Disclosure Schedule contain a list of all contracts and agreements to which Alive is a party and that are material to the business, results of operations, or condition (financial or otherwise), of Alive taken as a whole (such contracts, agreements and arrangements as are required to be set forth in
Schedule 2.19(a) of the Alive Disclosure Schedule being referred to herein collectively as the "Material Contracts"). Material Contracts shall include,
                     ------------------
without limitation, the following and shall be categorized in the Alive Disclosure Schedule as follows:

                    (i) each contract and agreement (other than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than 1 year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Alive under the terms of which Alive: (A) paid or otherwise gave consideration of more than $10,000 in the aggregate during the calendar year ended December 31, 1999, (B) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate over the remaining term of such contract, or
(C) cannot be cancelled by Alive without penalty or further payment of less than $10,000;

                    (ii) each customer contract and agreement (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year and other than its form end-user licenses, a copy of which has been provided to Encoding.com or its representatives) to which Alive is a party which (A) involved payments by or to Alive of more than $10,000 in the aggregate during the calendar year ended December 31, 1999, (B) is likely to involve payments by or to Alive of more than $10,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by Alive without penalty or further payment of less than $10,000;

                    (iii) (A) all distributor, manufacturer's representative, broker, franchise, agency and dealer contracts and agreements to which Alive is a party (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions) and (B) all sales promotion, market research, marketing and advertising contracts and agreements to which Alive is a party which: (1) involved payments by or to Alive of more than $10,000 in the aggregate during the calendar year ended December 31, 1999, (2) are likely to involve payments by or to Alive of more than $10,000 in the aggregate over the remaining term of the contract;

                    (iv) all management contracts with independent contractors or consultants (or similar arrangements) to which Alive is a party and which (A) involved payments by or to Alive or more than $10,000 in the aggregate during the calendar year ended December 31, 1999, (B) are likely to involve payments by or to Alive of more than $10,000 in the aggregate over the remaining term of the contract;

                    (v) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which Alive has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money or under which Alive has imposed (or may impose) a security interest or lien on any of its assets, whether tangible or intangible, to secure indebtedness;

                    (vi) all contracts and agreements that limit the ability of Alive or, after the Effective Time, Encoding.com or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

                    (vii) all contracts and agreements to which Alive is a party under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer's representative or dealer; and

                    (viii) all other contracts or agreements (A) which if not already covered above are, in the judgment of Alive, material to Alive or the conduct of its businesses, (B) the absence of which would have a Material Adverse Effect on Alive, or (C) which are believed by Alive to be of unique value even though not material to the business of Alive.

               (b) Except as would not reasonably likely have a Material Adverse Effect on Alive, each Material Contract is a legal, valid and binding agreement in full force and effect and enforceable by Alive in accordance with their terms, and Alive is not in default under any Material Contract nor has any Alive Material Contract been cancelled by the other party; Alive is not in receipt of any claim of default under any such agreement; and Alive does not anticipate any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. Alive has furnished Encoding.com with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

               (c) No Material Contract contains any liquidated damages, penalty or similar provision. To the knowledge of Alive, no party to any such Material Contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement. Alive is not in default under or in breach or violation of, nor, to Alive's knowledge, is there any valid basis for any claim of default by Alive under, or breach or violation by Alive of, any material provision of any Material Contract. To Alive's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any Material Contract. Except as specifically indicated on the Alive Disclosure Schedule, none of the Material Contracts provides for indemnification by Alive of any third party. No claims have been made or, to the knowledge of Alive, threatened that would require indemnification by Alive, and Alive has not paid any amounts to indemnify any third party as a result of indemnification requirements of any kind.

          2.20 Interested Party Transactions.  Alive is not indebted to any
               -----------------------------
director, officer, employee or shareholder of Alive or Encoding.com (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Alive. Schedule 2.20 of the Alive Disclosure Schedule lists all agreements and arrangements currently in effect, and currently proposed agreements and arrangements, by or between Alive, on the one hand, with or for the benefit of any current or former shareholder, director or officer of Alive, on the other hand. Schedule 2.20 of the Alive Disclosure Schedule lists all payments of any kind since November 1, 1998, from Alive, to or for the benefit of any current or former shareholder, officer, director or other affiliate of Alive other than payments to the individuals and consistent with the levels disclosed in Schedule 2.18(c). All debts of any of Alive's shareholders, officers, directors or their respective Affiliates owed or owing to Alive are reflected in the Alive Financial Statements.

          2.21  Insurance.  Alive has policies of insurance and bonds of the
                ---------
type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Alive. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Alive is otherwise in compliance with the terms of such policies and bonds. Alive has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          2.22  Compliance With Laws.  Alive has complied with, is not in
                --------------------
violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Alive.

          2.23  Minute Books.  The minute books of Alive made available to
                ------------
Encoding.com contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Alive through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

          2.24  Complete Copies of Materials.  Alive has delivered or made
                ----------------------------
available true and copies of each document which has been requested by Encoding.com or its counsel in connection with their legal and accounting review of Alive.

          2.25  Bank Accounts.  The Alive Disclosure Schedule sets forth the
                -------------
names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which Alive maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

          2.26  Brokers' and Finders' Fees.  Alive has not incurred, nor
                --------------------------
will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          2.27  Information Statement.  None of the information (including
                ---------------------
financial data) relating to Alive supplied by Alive to Encoding.com to be included in the Information

Statement (as defined in Section 5.14(a)) at the time the Information Statement is mailed to holders of Alive Common Stock in connection with the solicitation of written consents with respect to the Merger and the other transactions contemplated hereby, and at all times subsequent to such dates up to and including the date of the Effective Time, will contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or information should be discovered by Alive which should be set forth in a supplement to the Information Statement, Alive shall promptly inform Encoding.com.

          2.28  Voting Agreement.  Each shareholder holding at least 5% of
                ----------------
the outstanding Alive Capital Stock has agreed in writing to vote for approval of the Merger pursuant to Voting Agreements attached hereto as Exhibit C
                                                               ---------
("Voting Agreements").
 -------------------

          2.29  Vote Required. The affirmative vote of the holders of (i) two-
                -------------
thirds of the Alive Common Stock, the Alive Series A and the Alive Series B voting together as a class, (ii) a majority of the Alive Series A voting separately as a class and (iii) a majority of the Alive Series B voting separately as a class, outstanding on the record date set by Alive for voting on the Merger are the only votes of the holders of any of Alive's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          2.30  Board Approval.  The Board of Directors of Alive has
                --------------
unanimously (i) approved this Agreement and the Merger in accordance with the provisions of the WBCA, (ii) determined that the Merger is in the best interests of the stockholders of Alive and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Alive approve this Agreement and the Merger.

          2.31  Compliance with the Hart-Scott-Rodino Act.  Neither Alive's
                -----------------------------------------
total assets or annual net sales exceed $10,000,000 within the meaning of, and calculated in accordance with, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Section 7A(a)(3) of the Clayton Act, 15 U.S.C. (S) 18A, and the regulations promulgated thereunder.

          2.32  Tax Matters.  Neither Alive nor, to the knowledge of Alive,
                -----------
any of its officers, directors, shareholders or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a "reorganization" within the meaning of Section 368(a) of the Code.

          2.33  Third Party Consents.  Except as set forth in Schedule 2.33 of
                --------------------
the Alive Disclosure Schedule, no consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

          2.34  Year 2000.  Alive's products are designed to be used prior to,
                ---------
during and after calendar year 2000 A.D., and all of Alive's products which are material to Alive's business will record, store, process and calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the products record, store, process and calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). To Alive's knowledge after
                      -------------------
reasonable investigation, all of Alive' internal computer systems, including, without limitation, its accounting systems, are Year 2000 Compliant.

          2.35  Representations Complete.  None of the representations or
                ------------------------
warranties made by Alive herein or in any Schedule hereto, including the Alive Disclosure Schedule, or certificate furnished by Alive pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                 SECTION THREE

     3.   Representations and Warranties of Encoding.com.
          ----------------------------------------------

          Except as disclosed in a document dated as of the date of this Agreement and delivered by Encoding.com to Alive prior to the execution and delivery of this Agreement and specifically referring to a particular representation or warranty in this Agreement (the "Encoding.com Disclosure
                                                   -----------------------
Schedule"), Encoding.com hereby represents and warrants to Alive as follows:
--------

     3.1  Organization, Good Standing and Qualification. Encoding.com is a
          ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Encoding.com has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Encoding.com. Encoding.com is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Encoding.com. Encoding.com has delivered a true and correct copy of the Certificate of Incorporation and Bylaws of Encoding.com, as amended to date, to Alive. Encoding.com is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

          3.2  Capitalization. The authorized capital of Encoding.com consists,
               --------------
or will consist, immediately prior to the Closing, of:

               (a) 35,000,000 shares of Preferred Stock: of which 5,000,000 shares have been designated Series A Preferred Stock, 4,983,787 shares of which are issued and outstanding immediately prior to the Closing; of which 4,000,000 shares have been designated Series B Preferred Stock, 3,259,194 shares of which are issued and outstanding immediately prior to the Closing; of which 4,000,000 shares have been designated Series B-1 Preferred Stock, none of which are issued and outstanding immediately prior to the Closing; of which 6,000,000 shares have been designated Series C Preferred Stock, 5,309,266 shares of which are issued and outstanding immediately prior to Closing; and of which 6,000,000 shares have been designated Series C-1 Preferred Stock, none of which are issued and outstanding immediately prior to Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate. All of the outstanding shares of Preferred Stock have been duly authorized, validly issued, fully paid and are nonassessable, have been issued in compliance with all applicable federal and state securities laws and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or bylaws of Encoding.com or any agreement to which Encoding.com is a party or by which it is bound.

               (b) 100,000,000 shares of Common Stock, 6,138,437 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, validly issued, fully paid and are nonassessable and have been issued in compliance with all applicable federal and state securities laws. The shares of Encoding.com Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, have been issued in compliance with all applicable and state securities laws and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or bylaws of Encoding.com or any agreement to which Encoding.com is a party or by which it is bound.

               (c) Encoding.com has reserved 4,660,000 shares of Common Stock for issuance to officers, directors, employees and consultants of Encoding.com pursuant to its 1998 Stock Option Plan duly adopted by the Board of Directors and approved by Encoding.com stockholders (the "Stock Plan"). Of such reserved
                                                ----------
shares of Common Stock, options to purchase 3,833,900 shares have been granted and are currently outstanding, 764,187 shares of Common Stock have been issued upon exercise of options granted thereunder and 61,913 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.

               (d) Except for (i) outstanding options issued pursuant to the Stock Plan and (ii) outstanding warrants to purchase 41,053 shares of Series C Preferred Stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from Encoding.com of any shares of its capital stock. As of the date of this Agreement, Encoding.com has reserved sufficient shares of Common Stock for issuance upon conversion of the Series A Series B and Series C Preferred Stock.

          3.3  Subsidiaries.  Encoding.com does not have any Subsidiaries.
               ------------

          3.4  Authority. Encoding.com has all requisite corporate power and
               ---------
authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of

Encoding.com (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the WBCA). This Agreement has been duly executed and delivered by Encoding.com and constitutes the valid and binding obligations of Encoding.com enforceable against Encoding.com in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

          3.5  Valid Issuance of Securities. The Encoding.com Common Stock that
               ----------------------------
is being issued to the holders of Alive Common Stock hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws. Based in part upon the representations of the Alive Shareholders in the Investment Representation Agreement and subject to the provisions of Section 3.6 below, the Encoding.com Common Stock will be issued in compliance with all applicable federal and state securities laws.

          3.6  No Conflict; Required Filings and Consents.
               ------------------------------------------

               (a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Encoding.com, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Encoding.com or its properties or assets.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Encoding.com in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Documents, together with the required officers' certificates, as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Exchange Act, the Securities Act, applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Encoding.com and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

          3.7  Litigation.  There is no Suit pending or, to Encoding.com's
               ----------
knowledge, currently threatened against Encoding.com or any of its subsidiaries that questions the validity or enforceability of the Agreement or the right of Encoding.com to enter into it, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any Material Adverse Effect on Encoding.com or any of its subsidiaries, or any change in the current equity ownership of Encoding.com or any of its subsidiaries, nor is Encoding.com aware that there is any basis for the foregoing. For the purposes of this Section 3.7, "Suit" shall include but
                                                      ----
not be limited to any action, suit, proceeding or investigation pending or, to Encoding.com's knowledge, currently threatened against Encoding.com or any of its subsidiaries involving the prior employment of any of Encoding.com's current employees, such employees use in connection with Encoding.com's business of any information or techniques proprietary to any of such employees' former employers, such employees' obligations under any agreements with prior employers, or negotiations by Encoding.com with potential investors in Encoding.com or its proposed business. Neither Encoding.com nor any of its subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Encoding.com or any of its subsidiaries currently pending or which Encoding.com or any of its subsidiaries intends to initiate.

          3.8  Intellectual Property.  To its knowledge, Encoding.com owns or
               ---------------------
possesses sufficient legal rights to use all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes necessary for its business as presently conducted and as proposed to be conducted without any conflict with, or infringement of, the rights of others. Encoding.com has not received any communications alleging that Encoding.com has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. To Encoding.com's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any intellectual property rights of Encoding.com. Encoding.com is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interest of Encoding.com or that would conflict with Encoding.com's business. Neither the execution or delivery of the Agreements, nor the carrying on of Encoding.com's business by the employees of Encoding.com, nor the conduct of Encoding.com's business as proposed, will, to Encoding.com's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. Encoding.com does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by Encoding.com.

          3.9  Compliance with Contracts and Other Instruments.
               -----------------------------------------------

               (a) Encoding.com is not in violation, breach or default of any provisions of its Restated Certificate or Bylaws or of any instrument, judgment, order, writ, decree, agreement, note, mortgage, contract or other instrument to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to Encoding.com. The execution, delivery and performance of the Agreements and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree, agreement, note, mortgage, contract or other instrument or document or an event which results in the creation of any lien, charge or encumbrance upon any assets of Encoding.com.

               (b) To its knowledge, Encoding.com has avoided every condition, and has not performed any act, the occurrence of which would result in Encoding.com's loss of any right granted under any license, distribution agreement or other agreement.

          3.10 Agreements; Action.
               ------------------

               (a) There are no agreements, understandings or proposed transactions between Encoding.com and any of its officers, directors, affiliates, or any affiliate thereof.

               (b) Except for agreements explicitly contemplated by this Agreement, there are no agreements, understandings, instruments, contracts or proposed transactions to which Encoding.com is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, Encoding.com in excess of, $50,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from Encoding.com or any of its affiliates, or (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect Encoding.com's exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

               (c) Neither Encoding.com nor any of its subsidiaries has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $200,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

               (d) Encoding.com has not engaged in the past one (1) year in any discussion (i) with any representative of any corporation, corporations, partnership, association or other business entity or any individual (collectively, "Person") regarding the merger of Encoding.com with or into any
                ------
such Person, (ii) with any representative of any Person regarding the sale, conveyance or disposition of all or substantially all of the assets of Encoding.com or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Encoding.com would be disposed of, or (iii) regarding any other form of liquidation, sale, dissolution or winding up of Encoding.com.

          3.11 Representations Complete.  None of the representations or
               ------------------------
warranties made by Encoding.com herein or in any Schedule hereto, including the Encoding.com Disclosure Schedule, or certificate furnished by Encoding.com pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

          3.12 No Conflict of Interest.  Encoding.com is not indebted, directly
               -----------------------
or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. To Encoding.com's knowledge, none of Encoding.com's officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to Encoding.com (other than in connection with purchases of Encoding.com's stock) or have any direct or indirect ownership interest in any Person with which Encoding.com is affiliated or with which Encoding.com has a business relationship, or any Person which competes with Encoding.com except that officers, directors and/or stockholders of Encoding.com may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with Encoding.com. To Encoding.com's knowledge, none of Encoding.com's officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with Encoding.com. Encoding.com is not a guarantor or indemnitor of any indebtedness of any other Person. The Encoding.com Disclosure Schedule lists all material transactions with Encoding.com's affiliates.

          3.13 Title to Property and Assets.  Encoding.com owns its property
               ----------------------------
and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair Encoding.com's ownership or use of such property or assets. With respect to the property and assets it leases, Encoding.com is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

          3.14 Financial Statements.  Encoding.com has made available to Alive
               --------------------
its audited financial statements (including balance sheet, income statement and statement of cash flows) as of December 31, 1998 and for the fiscal year ended December 31, 1998 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of September 30, 1999 and for the nine-month period ended September 30, 1999 (collectively, the "Encoding.com Financial Statements"). The Encoding.com Financial Statements have
 ---------------------------------
been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited Encoding.com Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Encoding.com Financial Statements fairly present the financial condition and operating results of Encoding.com as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Encoding.com Financial Statements, Encoding.com has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 1999 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Encoding.com Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of Encoding.com.

          3.15 Changes.  Since September 30, 1999, there has not been, occurred
               -------
or arisen:

               (a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects, or financial condition of Encoding.com;

               (b) any waiver or compromise by Encoding.com of a valuable right or of a material debt owed to it;

               (c) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Encoding.com, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of Encoding.com;

               (d) any material change to a material contract or agreement by which Encoding.com or any of its assets is bound or subject;

               (e) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

               (f) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

               (g) any resignation or termination of employment of any officer or key employee of Encoding.com; and Encoding.com is not aware of any impending resignation or termination of employment of any such officer or key employee;

               (h) any mortgage, pledge, transfer or grant of a security interest in, or lien, created by Encoding.com, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

               (i) any loans or guarantees made by Encoding.com to or for the benefit of its employees, officers, stockholders or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

               (j) any declaration, setting aside or payment or other distribution in respect to any of Encoding.com's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Encoding.com;

               (k) to Encoding.com's knowledge, any other event or condition of any character that might materially and adversely affect the business, properties, prospects or financial condition of Encoding.com; or

               (l) any arrangement or commitment by Encoding.com to do any of the things described in this Section 3.15.

          3.16 Employee Benefit Plans.  Encoding.com does not have any Employee
               ----------------------
Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

          3.17 Tax Returns and Payments.  Encoding.com has filed all Returns as
               ------------------------
required by law which are true and correct in all material respects. Encoding.com has paid all Taxes due. Encoding.com has no notice of any proposed tax deficiency which may be asserted which would materially and adversely affect the business, properties, prospects or financial condition of Encoding.com. Encoding.com has not taken or agreed to take any action, and does not know of any circumstance that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          3.18 Insurance.  Encoding.com has in full force and effect fire and
               ---------
casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

          3.19 Labor Agreements and Actions.  Encoding.com is not bound by or
               ----------------------------
subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Encoding.com, has sought to represent any of the employees, representatives or agents of Encoding.com. There is no strike or other labor dispute involving Encoding.com pending, or to the knowledge of Encoding.com threatened, which could have a material adverse effect on the assets, properties, financial condition, operating results, or business of Encoding.com, nor is Encoding.com aware of any labor organization activity involving its employees. The employment of each officer and employee of Encoding.com is terminable at the will of Encoding.com. To its knowledge, Encoding.com has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment.

          3.20 Confidential Information and Invention Assignment Agreements.
               ------------------------------------------------------------
Each employee, consultant and officer of Encoding.com has executed an agreement with Encoding.com regarding confidentiality and proprietary information substantially in the form or forms made available to the counsel for Alive. Encoding.com is not aware that any of its employees or consultants is in violation thereof, and Encoding.com will use its best efforts to prevent any such violation.

          3.21 Permits.  Encoding.com and each of its subsidiaries has all
               -------
franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of Encoding.com and it believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. Encoding.com is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

          3.22 Corporate Documents.  The Restated Certificate and Bylaws of
               -------------------
Encoding.com are in the form delivered to counsel for Alive. The copy of the minute books of Encoding.com made available to Alive's counsel contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes accurately in all material respects.

          3.23 Liabilities.  Except for those liabilities set forth on
               -----------
Schedule 3.23 to the Encoding.com Disclosure Schedule and except as otherwise disclosed hereunder, Encoding.com has no debts, commitments, obligations and other liabilities of any nature whatsoever individually in excess of $25,000 and in the aggregate in excess of $50,000.

          3.24 Tax Matters.  Neither Encoding.com nor any of its Subsidiaries
               -----------
nor, to the knowledge of Encoding.com, any of their respective affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a "reorganization" within the meaning of Section 368(a) of the Code.

          3.25 Year 2000.  Encoding.com's products are designed to be used
               ---------
prior to, during and after calendar year 2000 A.D., and all of Encoding.com's products which are material to Encoding.com's business will record, store, process and calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the products record, store, process and calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). To the knowledge
                                       -------------------
of Encoding.com, all of Encoding.com's internal computer systems, including, without limitation, its accounting systems, are Year 2000 Compliant.

          3.26 Information Statement.  None of the information (including
               ---------------------
financial data) relating to Encoding.com supplied by Encoding.com to be included in the Information Statement (as defined below) at the time the Information Statement is mailed to stockholders of Alive in connection with the solicitation of written consents with respect to the Merger and the other transactions contemplated hereby, and at all times subsequent to such dates up to and including the Effective Time, will contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or information should be discovered by Encoding.com which should be set forth in a supplement to the Information Statement, Encoding.com shall promptly inform Alive.

          3.27 Third Party Consents.  Except as set forth in Schedule 3.27 of
               --------------------
the Encoding.com Disclosure Schedule, no consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

          3.28 Certain Agreements Affected by the Merger.  Neither the
               -----------------------------------------
execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Encoding.com or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable by Encoding.com, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                                 SECTION FOUR

     4.   Conduct Prior to the Effective Time.
          -----------------------------------

          4.1  Conduct of Business of Alive and Encoding.com.  During the
               ---------------------------------------------
period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Alive and Encoding.com agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party), to carry on its and, if applicable, its subsidiaries', business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay, and, if applicable, to cause its subsidiaries to pay, debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) in the case of Taxes of Alive, to Encoding.com's consent to the filing of material Tax Returns if applicable (which consent shall not unreasonably be withheld), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Each of Alive and Encoding.com agrees to promptly notify the other of any event or occurrence not in the ordinary course of its business, and of any event which could reasonably be likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, neither Alive nor Encoding.com shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries, if applicable, to do, cause or permit any of the following, without the prior written consent of the other:

               (a)  Charter Documents.  Cause or permit any amendments to its
                    -----------------
Certificate of Incorporation or Articles of Incorporation, as the case may be, or Bylaws;

               (b)  Dividends; Changes in Capital Stock.  Declare or pay any
                    -----------------------------------
dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

               (c)  Stock Option Plans, Etc.  Except as required by the Alive
                    -----------------------
Option Plan, accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans.

               (d)  Other.  Take, or agree in writing or otherwise to take,
                    -----
any of the actions described in Sections 4.1(a) through (c) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

          4.2  Conduct of Business of Alive.  During the period from the date of
               ----------------------------
this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Alive shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Encoding.com:

               (a)  Material Contracts.  Enter into any material contract or
                    ------------------
commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

               (b)  Issuance of Securities.  Issue, deliver or sell or
                    ----------------------
authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities; other than (i) the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement; (ii) the issuance of convertible debt or equity securities, provided that no additional shares of Encoding.com Common Stock shall be issued in the Merger in exchange for any such convertible debt or equity security, and provided further that any such debt securities issued have either been repaid or converted to Alive Common Stock prior to the Effective Time; or (iii) repurchases of shares from former employees, directors and consultants in accordance with Section 4.1(b) above.

               (c)  Intellectual Property.  Transfer to any person or entity any
                    ---------------------
rights to its Intellectual Property other than licenses granted in the ordinary course of business;

               (d)  Exclusive Rights.  Enter into or amend any agreements
                    ----------------
pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

               (e)  Dispositions.  Sell, lease, license or otherwise dispose
                    ------------
of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and, if applicable, its Subsidiaries', business, taken as a whole, except in the ordinary course of business consistent with past practice;

               (f)  Indebtedness.  Incur any indebtedness for borrowed money or
                    ------------
guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others in an amount in excess of $15,000 or outside the normal course of business;

               (g)  Leases.  Enter into any operating lease;
                    ------

               (h)  Payment of Obligations.  Pay, discharge or satisfy in an
                    ----------------------
amount in excess of $15,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Alive Financial Statements;

               (i)  Capital Expenditures.  Make any capital expenditures,
                    --------------------
capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

               (j)  Insurance.  Materially reduce the amount of any material
                    ---------
insurance coverage provided by existing insurance policies;

               (k)  Termination or Waiver.  Terminate or waive any right of
                    ---------------------
substantial value, other than in the ordinary course of business;

               (l)  Employee Benefit Plans; New Hires; Pay Increases.  Adopt
                    ------------------------------------------------
or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Encoding.com advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees, other than increases committed to prior to the date of this Agreement as set forth on Schedule 2.8(h) to the Alive Disclosure Schedule;

               (m)  Severance Arrangement.  Grant any severance or termination
                    ---------------------
pay (i) director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date of this Agreement or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

               (n)  Lawsuits.  Commence a lawsuit other than (i) for the routine
                    --------
collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Encoding.com prior to the filing of such a suit, or (iii) for a breach of this Agreement;

               (o)  Acquisitions.  Acquire or agree to acquire by merging or
                    ------------
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole;

               (p)  Taxes.  Other than in the ordinary course of business,
                    -----
make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (q)  Notices.  Alive shall give all notices and other
                    -------
information to the employees of Alive, any collective bargaining unit representing any group of employees of Alive, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, COBRA, and other applicable law required to be given in connection with the transactions provided for in this Agreement, except where the right to receive such notice of information has been waived;

               (r)  Revaluation.  Revalue any of its assets, including without
                    -----------
limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

               (s)  Other.  Take or agree in writing or otherwise to take, any
                    -----
of the actions described in Sections 4.2(a) through (r) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                                 SECTION FIVE

     5.   Additional Agreements.
          ---------------------

          5.1  Best Efforts and Further Assurances.  Each of the parties to
               -----------------------------------
this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

          5.2  Consents; Cooperation.
               ---------------------

               (a) Each of Encoding.com and Alive shall use its reasonable best efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Encoding.com or Alive or, if applicable, any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

               (b) Each of Encoding.com and Alive shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other

Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws").
                                                               --------------

               (c) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Encoding.com or its subsidiaries to own or operate all or any portion of the businesses or assets of Alive.

               (d) Each of Encoding.com and Alive shall give or cause to be given any required notices to third parties, and use its reasonable best efforts to obtain all consents, waivers and approvals from third parties (i) necessary, proper or advisable to consummate the transactions contemplated hereunder, (ii) disclosed or required to be disclosed in the Alive Disclosure Schedule or the Encoding.com Disclosure Schedule, or (iii) required to prevent a Material Adverse Effect on Alive or Encoding.com from occurring prior or after the Effective Time. In the event that Encoding.com or Alive shall fail to obtain any third party consent, waiver or approval described in this Section 5.2(d), it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon Encoding.com and Alive, their respective subsidiaries, if any, and their respective businesses resulting (or which could reasonably be expected to result after the Effective Time) from the failure to obtain such consent, waiver or approval.

               (e) Each of Encoding.com and Alive will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

               (f) Each of Alive and Encoding.com and their respective Subsidiaries, if any, will use its reasonable best efforts to cause the Merger to qualify as, and will not (either before or after consummation of the Merger) take any actions or fail to take any actions that might reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

          5.3  Access to Information.
               ---------------------

               (a) Alive shall afford Encoding.com and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Alive's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Alive as Encoding.com may reasonably request. Alive agrees to provide to Encoding.com and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Encoding.com shall afford Alive and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Encoding.com's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Encoding.com as Alive may reasonably request. Encoding.com agrees to provide to Alive and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

               (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Encoding.com and Alive shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

               (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          5.4  Confidentiality.  The parties acknowledge that Encoding.com and
               ---------------
Alive have previously executed a non-disclosure agreement (the "Confidentiality
                                                                ---------------
Agreement"), which Confidentiality Agreement shall continue in full force and
---------
effect in accordance with its terms.

          5.5  Public Disclosure.  Unless otherwise permitted by this
               -----------------
Agreement, Encoding.com and Alive shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

          5.6  FIRPTA.  Alive shall, prior to the Closing Date, provide
               ------
Encoding.com with a statement that the shares of Alive Common Stock do not constitute a "United States real property interest" within the meaning of
Section 897(c) of the Code as described in Treasury Regulation Section 1.1445-2(c)(3).

          5.7  State Statutes.  If any state takeover law shall become
               --------------
applicable to the transactions contemplated by this Agreement, Encoding.com and its Board of Directors or Alive and its Board of Directors, as the case may be, shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this

Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

          5.8  Escrow Agreement.  On or before the Effective Time, the Escrow
               ----------------
Agent and the Stockholders' Representative (as defined in Section 8 below) will execute the Escrow Agreement contemplated by Section 8 in the form attached hereto as Exhibit D ("Escrow Agreement").
          ---------   ----------------

          5.9  Blue Sky Laws.  Encoding.com shall take such steps as may be
               -------------
necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Encoding.com Common Stock in connection with the Merger. Alive shall use its best efforts to assist Encoding.com as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Encoding.com Common Stock in connection with the Merger.

          5.10 Stockholder Approval.
               --------------------

               (a)  Information Statement.  As soon as practicable after the
                    ---------------------
execution of this Agreement, Alive shall prepare, with the cooperation of Encoding.com, an Information Statement (the "Information Statement") for the
                                             ---------------------
stockholders of Alive to approve this Agreement, the Agreement and Plan of Merger and the transactions contemplated hereby and thereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Encoding.com Common Stock to be received by the holders of the capital stock of Alive in the Merger.

               (b) Encoding.com and Alive shall each use its best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Encoding.com and Alive agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The information supplied by each of Encoding.com and Alive for inclusion in the Information Statement shall not, at
(i) the time the Information Statement is first mailed to the holders of capital stock of Alive, (ii) the time of the Special Meeting (as defined below), and
(iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Alive will promptly advise Encoding.com, and Encoding.com will promptly advise Alive, in writing if at any time prior to the Effective Time either Alive or Encoding.com shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

               (c) Subject to Section 5.12 below, the Information Statement shall contain the unanimous recommendation of the Board of Directors of Alive that the Alive stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of Alive. Anything to the contrary contained herein notwithstanding, Alive shall not include in the Information Statement any information with respect to Encoding.com or its affiliates or associates, the form and content of which information shall not have been approved by Encoding.com prior to such inclusion.

               (d)  The Information Statement shall include as an attachment an
Investor Representation Statement, in substantially the form attached hereto as Exhibit E (an "Investor Representation Statement"), to be completed by each
---------      ---------------------------------
shareholder of Alive and delivered to Encoding.com for purposes of confirming the availability of an exemption from registration under the Securities Act for the issuance by Encoding.com of shares of Encoding.com Common Stock in the Merger.

          5.11 Special Meeting of Stockholders.  As promptly as practicable
               -------------------------------
after the date hereof, Alive shall take all action necessary in accordance with the WBCA and its Articles of Incorporation and Bylaws to solicit and obtain the written consent of the Alive stockholders for the purposes of approving the adoption of this Agreement and the transactions contemplated hereby and thereby. Alive shall consult with Encoding.com regarding the date of the consent solicitation. Alive shall use its best efforts to solicit from the stockholders of Alive the required consents for approval of the Merger and shall take all other action necessary or advisable to secure the consent of stockholders required under the WBCA and its Articles of Incorporation and Bylaws to effect the Merger.

          5.12 Voting Agreement.  Alive shall use its best efforts to cause
               ----------------
each holder of more than 5% of the shares of Alive Common Stock issued and outstanding to execute and deliver to Encoding.com a Voting Agreement substantially in the form of Exhibit C attached hereto concurrently with the
                             ---------
execution of this Agreement.

          5.13 Maintenance of Alive Indemnification Obligations.
               ------------------------------------------------

               (a) Subject to and following the Effective Time, Encoding.com shall indemnify and hold harmless the Indemnified Alive Parties (as defined below) to the extent provided in the Bylaws or Articles of Incorporation of Alive, in each case as in effect as of the date of this Agreement. Encoding.com shall keep in effect such provisions, which shall not be amended except as required by applicable law or to make changes permitted by the WBCA that would enlarge the rights to indemnification available to the Indemnified Alive Parties and changes to provide for exculpation of director and officer liability to the fullest extent permitted by the WBCA. For purposes of this Section 5.12, "Indemnified Alive Parties" shall mean the individuals who were officers,
 -------------------------
directors, employees and agents of Alive on or prior to the Effective Time.

               (b) Subject to and following the Effective Time, Encoding.com shall be obligated to pay the reasonable expenses, including reasonable attorney's fees, that may be incurred by any Indemnified Alive Party in enforcing the rights provided in this Section 5.12 and shall make any advances of such expenses to the Indemnified Alive Party that would be available under the Bylaws or Articles of Incorporation of Alive (in each case as in effect as of the date of this Agreement) with regard to the advancement of indemnifiable expenses, subject to the undertaking of such party to repay such advances in the event that it is ultimately determined that such party is not entitled to indemnification.

               (c) The provisions of this Section 5.12 shall be in addition to any other rights available to the Indemnified Alive Parties, shall survive the Effective Time of the Merger, and are expressly intended for the benefit of the Indemnified Alive Parties.

                                  SECTION SIX

     6.   Conditions to the Merger.
          ------------------------

          6.1  Conditions to Obligations of Each Party to Effect the Merger.
               ------------------------------------------------------------
The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

               (a)  Stockholder Approval.  This Agreement and the Merger shall
                    --------------------
have been duly approved and adopted by the affirmative vote of the holders of
(i) a two-thirds of the Alive Common Stock, the Alive Series A and the Alive Series B voting together as a class, (ii) majority of the Alive Series A voting separately as a class and (iii) a majority of the Alive Series B voting separately as a class, outstanding on the record date set by Alive for voting on the Merger.

               (b)  No Injunctions or Restraints; Illegality.  No temporary
                    ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Encoding.com's conduct or operation of the business of Alive and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

               (c)  Governmental Approval.  Encoding.com and Alive and, as
                    ---------------------
applicable, their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under the Securities Act and under any state securities laws.

               (d)  Tax Opinion.  Encoding.com and Alive shall have received a
                    -----------
written opinion of Heller Ehrman White & with respect to federal income tax laws, substantially in the form of Exhibit H hereto and based upon
                                   ---------
representations of Alive and Encoding.com substantially in the form of
Exhibit I-1 and Exhibit I-2 hereto.
-----------     -----------

               (e)  Escrow Agreement.  Encoding.com, Alive, Escrow Agent and the
                    ----------------
Stockholders' Representative (as defined in Section 8 below) shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit D.
                                                                      ---------

               (f)  Amended and Restated Investors' Rights Agreement.  At
                    ------------------------------------------------
least the requisite majority of holders of Alive Common Stock party to the Alive Amended and Restated Investors Rights Agreement dated March 17, 1999 shall have terminated such agreement and entered into an Investors' Rights Agreement by and among Encoding.com, certain shareholders of Encoding.com and such Alive stockholders in substantially the form of Encoding.com's Amended and Restated Investors' Rights Agreement dated as of August 9, 1999 (as amended to add such Alive stockholders and as amended as necessary in connection with any equity financings of Encoding.com after the date hereof and prior to the Effective
Time).

          6.2  Additional Conditions to Obligations of Alive.  The obligations
               ---------------------------------------------
of Alive to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Alive:

               (a)  Representations, Warranties and Covenants  (i) Each of the
                    -----------------------------------------
representations and warranties of Encoding.com in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Encoding.com in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Encoding.com shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

               (b)  Certificates of Encoding.com.
                    ----------------------------

                    (i)    Compliance Certificate of Encoding.com.  Alive
                           --------------------------------------
shall have been provided with a certificate executed on behalf of Encoding.com by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) and (e) above has been satisfied with respect to Encoding.com.

                    (ii)   Certificate of Secretary of Encoding.com. Alive
                           ----------------------------------------
shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Encoding.com certifying:

                           (A)  Resolutions duly adopted by the Board of
Directors of Encoding.com authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                           (B)  the incumbency of the officers of Encoding.com
executing this Agreement and all agreements and documents contemplated hereby.

               (c)  Legal Opinion.   Alive shall have received a legal opinion
                    -------------
from Venture Law Group, Encoding.com's legal counsel, substantially in the form of Exhibit F hereto.
   ---------

               (d)  No Material Adverse Changes.  There shall not have
                    ---------------------------
occurred any event, change or effect that has a Material Adverse Effect on Encoding.com, taken as a whole.

               (e)  Good Standing.  Alive shall have received a certificate or
                    -------------
certificates of the Secretary of State of the State of Delaware and any applicable franchise tax authority of such state, certifying as of a date no more than 3 business days prior to the Effective Time that Encoding.com has filed all required reports, paid all required fees and taxes and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

          6.3  Additional Conditions to the Obligations of Encoding.com.  The
               --------------------------------------------------------
obligations of Encoding.com to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Encoding.com:

               (a)  Representations, Warranties and Covenants.  (i) Each of the
                    -----------------------------------------
representations and warranties of Alive in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Alive in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Alive shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

               (b)  No Material Adverse Changes.  There shall not have occurred
                    ---------------------------
any event, change or effect that has a Material Adverse Effect on Alive, taken as a whole.

               (c)  Certificates of Alive.
                    ---------------------

                    (i)   Compliance Certificate of Alive.  Encoding.com shall
                          -------------------------------
have been provided with a certificate executed on behalf of Alive by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.3(a) and (b) above has been satisfied.

                    (ii)  Certificate of Secretary of Alive.  Encoding.com
                          ---------------------------------
shall have been provided with a certificate executed by the Secretary of Alive certifying:

                          (A)  Resolutions duly adopted by the Board of
Directors and the stockholders of Alive authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                          (B)  The Articles of Incorporation and Bylaws of
Alive, as in effect immediately prior to the Effective Time, including all amendments thereto; and

                          (C)  the incumbency of the officers of Alive executing
this Agreement and all agreements and documents contemplated hereby.

               (d)  Third Party Consents.  Encoding.com shall have been
                    --------------------
furnished with evidence satisfactory to it that Alive has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with the Merger as set forth in Sections 5.2(a) and (e).

               (e)  Legal Opinion.  Encoding.com shall have received a legal
                    -------------
opinion from Heller Ehrman White & McAuliffe, Alive's legal counsel, in substantially the form of Exhibit G.
                          ---------

               (f)  Employee Agreements.  Each employee of Alive as of the
                    -------------------
Effective Time who shall be hired by Encoding.com shall have signed Encoding.com's standard form Proprietary Information and Inventions Assignment Agreement.

               (g)  FIRPTA Statement.  Alive shall, prior to the Closing Date,
                    ----------------
provide Encoding.com with a statement as described in Section 5.6.

               (h)  Investor Representation Agreements.  Encoding.com shall have
                    ----------------------------------
received from a sufficient number of holders of Alive Capital Stock an Investor Representation Agreements in substantially the form attached hereto as Exhibit D
                                                                       ---------
sufficient to establish the availability of the Rule 506 safe harbor exemption under Regulation D of the Securities Act with respect to the transactions contemplated in this Agreement.

               (i)  Resignation of Directors and Officers.  Encoding.com shall
                    -------------------------------------
have received letters of resignation from each of the directors and officers of Alive in office immediately prior to the Effective Time, which resignations in each case shall be effective as of the Effective Time.

               (j)  Conversion of Preferred Stock.  All of Alive's outstanding
                    -----------------------------
Preferred Stock shall have been converted into Alive Common Stock in accordance with the Articles of Incorporation of Alive.

               (k)  Qualification Under Regulation D.  Each unaccredited Alive
                    --------------------------------
stockholder (other than an Alive stockholder who has indicated such stockholder will exercise dissenter's rights) shall have acknowledged and agreed in writing that such stockholder has been represented by a Purchaser Representative in considering the purchase of Encoding.com Common Stock pursuant to this Agreement. Either (i) counsel to Encoding.com shall be satisfied in its reasonable discretion that the requirements of the Rule 506 safe harbor exemption under Regulation D of the Securities Act have been satisfied with respect to the purchase of Encoding.com Common Stock to be made pursuant to this Agreement or (ii) counsel to Encoding.com shall otherwise be satisfied that the purchase of Encoding.com Common Stock pursuant to this Agreement is otherwise exempt from the registration requirements of the Securities Act.

               (l)  Maximum Percentage of Alive Stockholders Exercising
                    ---------------------------------------------------
Dissenters' Rights.  Holders of less than two and one half percent (2.5%) of
------------------
Alive Common Stock issued and outstanding as of the Closing Date shall have exercised their dissenters' rights with respect to the Merger.

               (m)  Good Standing.  Encoding.com shall have received a
                    -------------
certificate or certificates of the Secretary of State of the State of Washington and any applicable franchise tax authority of such state, certifying as of a date no more than 5 business days prior to the Effective Time that Alive has filed all required reports, paid all required fees and taxes and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

               (n)  Cancellation of Acceleration.  All Director level and higher
                    ----------------------------
employees of Alive shall have entered into an agreement by and among such individual, Alive and Encoding.com that any accelerated vesting resulting from the Merger pursuant to such individual's stock option agreements with Alive shall be cancelled and of no force and effect.

               (o)  Warrant Assumption Agreement.  Encoding.com and the holder
                    ----------------------------
of the Landlord Warrant shall have entered into a Warrant Assumption Agreement in a form reasonably acceptable to Encoding.com.

                                 SECTION SEVEN

     7.   Termination, Amendment and Waiver.
          ---------------------------------

          7.1  Termination.  At any time prior to the Effective Time, whether
               -----------
before or after approval of the matters presented in connection with the Merger by the stockholders of Alive, this Agreement may be terminated and the Merger may be abandoned:

               (a) by mutual consent duly authorized by the Boards of Directors of each of Encoding.com and Alive;

               (b) by either Encoding.com or Alive, if, without fault of the terminating party,

                    (i) the Effective Time shall not have occurred on or before December 20, 1999 (or such later date as may be agreed upon in writing by the parties);

                    (ii) there shall be any applicable federal or state law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                    (iii) the required approval of the stockholders of Alive shall not have been obtained by reason of the failure to obtain the required consent of the stockholders of Alive;

               (c) by Encoding.com, if Alive shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten calendar days of receipt by Alive of written notice of such breach, provided that Encoding.com is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured; or

               (d) by Alive, if Encoding.com shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten calendar days following receipt by Encoding.com of written notice of such breach, provided that Alive is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured.

          7.2  Effect of Termination.  In the event of termination of this
               ---------------------
Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Encoding.com or Alive or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality),
Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

          7.3  Expenses.  Whether or not the Merger is consummated, all costs
               --------
and expenses incurred in connection with this Agreement and the transactions contemplated herein including, without limitation, filing fees and the fees and expenses of advisors, accountants and legal counsel, shall be paid by the party incurring such expense.

          7.4  Amendment.  The boards of directors of the parties may cause
               ---------
this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Alive shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Alive Common Stock, (ii) alter or change any term of the Certificate of Incorporation of Encoding.com to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the stockholders of Alive.

          7.5  Extension; Waiver. At any time prior to the Effective Time any
               -----------------
party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 SECTION EIGHT

     8.   Escrow and Indemnification.
          --------------------------

          8.1  Survival of Representations and  warranties. All covenants to
               ----------------------------------------------
be performed prior to the Effective Time, and all representations in this Agreement or in any instrument delivered pursuant to this Warranties Agreement shall survive the consummation of the Merger and continue until the first anniversary of the Closing Date (the "Escrow Termination Date"); provided that
                                      -----------------------
if any claims for indemnification under this Section 8 have been asserted with respect to any such representations and warranties prior to the Escrow Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of such claims. All covenants to be performed after the Effective Time shall continue indefinitely.

          8.2  Escrow Fund. As soon as practicable after the Effective Time,
               -----------
260,000 shares of Encoding.com Common Stock that the Alive stockholders are entitled to receive in the Merger in exchange for the Alive Common Stock (together with the New Shares (as defined below), the "Escrow Shares") shall,
                                                       -------------
without any act of any stockholder of Alive, be deposited with, the Harris Trust Company of California (or other institution acceptable to the Shareholders' Representative and Encoding.com) as escrow agent (the "Escrow Agent"), such
                                                       ------------
deposit to constitute the escrow fund (the "Escrow Fund") and to be governed by
                                            -----------
the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit D (the "Escrow Agreement"). In the event that any Damages (as defined
---------       ----------------
below) arise, the Escrow Fund shall be available to compensate the Indemnified Persons (defined below) pursuant to the indemnification obligations of Alive pursuant to Section 8.3 and in accordance with the Escrow Agreement.

          8.3  Indemnification.
               ---------------

               (a)  Indemnified Damages. Subject to the limitations set forth in
                    -------------------
this Section 8, from and after the Effective Time, Alive shall protect, indemnify and hold harmless Encoding.com and its affiliates, officers, directors, employees, representatives and agents

(Encoding.com and each of the foregoing persons or entities is hereinafter referred to individually as an "Indemnified Person" and collectively as
                                ------------------
"Indemnified Persons") out of the Escrow Fund from and against any and all
 -------------------
losses, costs, damages, liabilities, fees (including without limitation reasonable attorneys' fees) and expenses (collectively, the "Damages"), that any
                                                             -------
of the Indemnified Persons incurs or reasonably anticipates incurring by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Alive contained in this Agreement, including any exhibits or schedules attached hereto which becomes known to Encoding.com during the Escrow Period (as defined below) and for which written notice is duly given in accordance with Section 8.7 below during the Escrow Period. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Encoding.com.

                    (b)  Exclusive Contractual Remedy and Limitations.
                         --------------------------------------------
Encoding.com and Alive each acknowledge that Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total consideration Encoding.com would have agreed to pay in connection with the Merger. Resort to the Escrow Fund shall be the exclusive contractual remedy of Encoding.com for any and all Damages if the Merger closes. The maximum liability of any former holder of the Alive Common Stock for any breach of a representation, warranty or covenant of Alive shall be limited to the Escrow Shares in which such holder has an interest that are held pursuant to the Escrow Agreement; provided, however, that nothing herein shall limit the liability: (i) of Alive for any breach of representation, warranty or covenant if the Merger does not close, (ii) of Alive or any officer, director, stockholder, or optionholder of Alive for such person's or entity's fraud or intentional misrepresentation or (iii) of Alive or any officer, director, stockholder, or optionholder for such person's or entity's violations of applicable state or federal securities laws.

                    8.4  Damages Threshold. Notwithstanding the foregoing,
                         -----------------
Encoding.com may not receive any amount of the Escrow Shares from the Escrow Fund unless and until a certificate signed by an officer of Encoding.com (an "Officer's Certificate") identifying Damages in the aggregate amount in excess
 ---------------------
of $100,000 has been delivered to the Escrow Agent and such amount is determined pursuant to this Section 8 to be payable, in which case Encoding.com shall receive Escrow Shares equal in value to the full amount of such Damages without deduction. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Encoding.com shall be disregarded.

                    8.5  Escrow Period. Subject to the following requirements,
                         -------------
the Escrow Fund shall remain in existence until the Escrow Termination Date (the "Escrow Period"). Upon the expiration of the Escrow Period, the Escrow Fund
 -------------
shall terminate with respect to all Escrow Shares; provided, however, that the
                                                   --------  -------
number of Escrow Shares, which, in the reasonable judgment of Encoding.com, subject to the objection of the Stockholders' Representative (as defined in Section 8.8 below) and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. Within ten (10) days of the Escrow Termination Date, the Escrow Agent shall promptly deliver to the former shareholders of Alive all Escrow Shares in excess of those necessary to satisfy any such pending unsatisfied claims. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the stockholders of Alive all Escrow Shares and other property remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of Escrow Shares to the stockholders of Alive pursuant to this Section 8.5 and the Escrow Agreement shall be made in proportion to their respective original contributions to the Escrow Fund.

                    8.6  Distributions. Any shares of Encoding.com Common Stock
                         -------------
or other equity securities issued or distributed by Encoding.com (including shares issued upon a stock split) ("New Shares") in respect of the Escrow Shares
                                    ----------
that have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. When and if cash dividends on Escrow Shares in the Escrow Fund shall be declared and paid, they shall be paid to the beneficial owners of the Escrow Shares as soon as practicable following their receipt by the Escrow Agent. Such dividends will not become part of the Escrow Fund and will not be available to satisfy Damages. The Alive stockholders will be treated as the beneficial owners of the Escrow Sha res and as such will pay any taxes on such dividends.

                  8.7    Method of Asserting Claims. All claims for
                         --------------------------
indemnification by the Encoding.com or any other Indemnified Person pursuant to this Section 8 shall be made in accordance with the provisions of the Escrow Agreement.

                  8.8    Representative of the Stockholders; Power of Attorney.
                         -----------------------------------------------------

                     (a) In the event that the Merger is approved by the requisite number of Alive stockholders, effective upon such vote and pursuant to the Letters of Transmittal submitted by each stockholder of Alive, and without further act of any stockholder, John Gannon shall be appointed as agent and attorney-in-fact (the "Stockholders' Representative") for each stockholder of
                       ----------------------------
Alive (except such stockholders, if any, as shall have perfected their dissenters' rights under Chapter 23B of the WBCA), for and on behalf of stockholders of Alive, to give and receive notices and communications on behalf of Alive stockholders, to enter into and perform the Escrow Agreement, to authorize delivery to Encoding.com of Escrow Shares or other property from the Escrow Fund in satisfaction of claims by Encoding.com or any other Indemnified Person pursuant to this Section 8, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholders' Representative for the accomplishment of the foregoing. The Stockholders' Representative shall act by vote or written action or consent of a majority of the members of the Committee.

                     (b) The Shareholders' Representative shall not be liable for any act done or omitted hereunder as Shareholders' Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Shareholders of Alive shall severally indemnify the Shareholders' Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. No bond shall be required of the Shareholders' Representative, and the Shareholders' Representative shall receive no compensation for his or her services.

                     (c) The Shareholders' Representative shall be given reasonable access by Encoding.com to information about Alive and the reasonable assistance of Alive's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders' Representative shall treat confidentially and not disclose any nonpublic information from or about Alive to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                     8.9   Adjustment to Escrow. In the event that Encoding.com
                           --------------------
pays out any amounts to holders of Dissenting Shares with respect to such shares, the Escrow Shares shall be automatically reduced by the number of Escrow Shares allocable to such Dissenting Shares. Upon certification by Encoding.com to the Escrow Agent of such event, the Escrow Shares and any New Shares with respect thereto allocable to such Dissenting Shares shall be promptly returned to Encoding.com; provided, that Encoding.com has notified the Shareholders' Representative in writing no later than fifteen (15) days prior to the release of any such shares.

                     8.10  Indemnity by Encoding.com. Subsequent to the
                           -------------------------
Effective Time, Encoding.com agrees to indemnify and hold harmless the holders of the Alive Common Stock outstanding immediately prior to the Effective Time (the "Alive Indemnitees") from and against any and all Damages which any of the
      -----------------
Alive Indemnitees incur or reasonably anticipate incurring by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Encoding.com contained herein including any exhibits and schedules attached hereto or in any certificate delivered pursuant hereto, which breach becomes known to the Alive Indemnitees and is asserted in writing to Encoding.com on or before the Escrow Termination Date (the date of any such written assertion being an "Alive Claim
                                                                   -----------
Date"), at which date this indemnification provision shall terminate, provided
----
however that no such compensation shall be payable to the Alive Indemnitees unless and until the amount of all Damages to Alive Indemnitees exceeds One Hundred Thousand Dollars ($100,000) in the aggregate, whereupon compensation shall be payable for all such Damages without any deduction; provided, however, in no event shall Encoding.com's maximum liability for all Damages hereunder exceed Encoding Indemnification Limit (as defined below). The indemnification set forth in this Section 8.10 shall be the exclusive contractual remedy of the Alive Indemnitees for any and all Damages if the Merger closes; provided, however, that nothing herein shall limit the liability of Encoding.com for
Damages: (i) of Encoding.com for any breach of representation, warranty or covenant if the Merger does not close, (ii) of Encoding.com or any officer, director, stockholder, or optionholder of Encoding.com for such person's or entity's fraud or intentional misrepresentation or (iii) of Encoding.com for violations of applicable state or federal securities laws. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Encoding.com shall be disregarded.

          For purposes of this Section 8.10, the Encoding Indemnification Limit shall be the amount equal to (i) 260,000 multiplied by the value of Encoding.com Common Stock (as determined below) on the applicable Alive Claim Date minus (ii) the amounts of all Damages previously paid to Alive Indemnitees pursuant to this
Section 8.10; provided, however, in no event shall the Encoding Indemnification Limit exceed $5,200,000. For purposes of this Section 8.10, the value of Encoding.com Common Stock shall be determined as follows:

                    (A) if Encoding.com's Common Stock is not traded on a securities exchange or the Nasdaq Stock Market, the value of Encoding.com Common Stock shall be determined in good faith jointly by the Board of Directors of Encoding.com and the Stockholders' Representative; provided that if the Board of Directors of Encoding.com and the Stockholders' Representative cannot agree on such value within 15 days of the Alive Claim Date, then such shares shall be valued at the "Appraised Fair Market Value" (as defined below). For purposes of
               ---------------------------
this Agreement, "Fair Market Value" means the price that an unrelated third
                 -----------------
party would pay if it were to acquire all outstanding shares of Encoding.com Common Stock (on an as-converted basis) in an arm's-length transaction, assuming that such shares were being sold in a manner designed to attract all possible participants and without taking into consideration a control premium or minority discount. The "Appraised Fair Market Value" shall be determined in accordance
               ---------------------------
with the following procedures: Encoding.com and the Stockholder's Representative shall jointly select an investment banking firm of recognized national standing (the "Appraiser"), which shall appraise the Fair Market Value and deliver its
      ---------
appraisal to Encoding.com and the Stockholder's Representative, within 30 days of its engagement. If either party shall disagree with the Fair Market Value determined by such appraiser, then such party shall have the right to appoint an additional investment banking firm of recognized national standing (the "Second
                                                                         ------
Appraiser"). If such party does not engage a Second Appraiser within 30 days of
---------
the First Appraiser's delivery of its appraisal, the First Appraiser's appraisal shall be the Appraised Fair Market Value. If a party engages a Second Appraiser, the Second Appraiser will appraise the Fair Market Value, and deliver its appraisal to Encoding.com and the Stockholders' Representative, within 30 days of its engagement. If such difference between the two appraisals is less than 20% of the lower appraised value, then the Appraised Fair Market Value shall be the average of the two appraisals. If the difference is greater than or equal to 20% of the lower appraised value, unless Encoding.com and the Stockholders' Representative agree otherwise, the two appraisers shall engage a third independent investment banking firm of recognized national standing (the "Third
                                                                          -----
Appraiser"), which shall appraise the Fair Market Value within 30 days of its
---------
engagement. The Appraised Fair Market Value shall be the average of the two appraised values which are closest in absolute dollars. All appraisals of Fair Market Value shall be as of the Alive Claim Date. The expenses of the First Appraiser shall be borne jointly by Encoding.com, on the one hand, and the holders of the Escrow Shares in accordance with their proportionate interest therein (as determined in the Escrow Agreement), on the other hand; the expenses of the Second Appraiser, if any, shall be borne by the party requesting such Second Appraiser; and the expenses of the Third Appraiser, if any, shall be borne equally by

Encoding.com on the one hand and the holders of the Escrow Shares in accordance with their proportionate interest therein on the other hand.

                    (B) if Encoding.com's Common Stock is traded on a securities exchange or The Nasdaq Stock Market, the value of Encoding.com Common Stock shall be deemed to be the average of the closing prices over a fifteen (15) trading day period beginning on the Alive Claim Date.

                                 SECTION NINE

     9.   General Provisions.
          ------------------

          9.1  Survival of Warranties. The representations, warranties and
               ----------------------
agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger until the first anniversary of the Closing Date.

          9.2  Notices. Any notice required or permitted by this Agreement
               -------
shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 72 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice,

               (a)  if to Encoding.com, to:

                    Encoding.com, Inc.
                    Times Square Building
                    414 Olive Way, Suite 300
                    Seattle, WA 98101
                    Attention: President
                    Facsimile No.: (206) 832-4001
                    Telephone No.: (206) 832-4000

                    with a copy to:

                    Venture Law Group
                    4750 Carillon Point
                    Kirkland, WA 98033
                    Attention: William Ericson
                    Facsimile No.: (425) 739-8750
                    Telephone No.: (425) 739-8700

               (b)  if to Alive, to:
                    Alive.com, Inc.
                    83 South King Street, Suite 300
                    Seattle, Washington 98104
                    Attention: David Weld
                    Facsimile No.: (206) 674-7702
                    Telephone No.: (206) 674-7700

                    with a copy to:

                    Heller Ehrman White & McAuliffe
                    6100 Columbia Center
                    701 Fifth Avenue
                    Seattle, WA 98101
                    Attention: Tom Hodge
                    Facsimile No.: (206) 447-0849
                    Telephone No.: (206) 447-0900

          9.3  Interpretation. When a reference is made in this Agreement to
               --------------
Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and
                                                 -------    --------
"including" when used herein shall be deemed in each case to be followed by the
 ---------
words "without limitation." The phrase "made available" in this Agreement shall
       ------------------               --------------
mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the
                                                                         ---
date of this Agreement," "the date hereof," and terms of similar import, unless
----------------------    ---------------
the context otherwise requires, shall be deemed to refer to November 19, 1999. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.4  Counterparts. This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

          9.5  Entire Agreement; Nonassignability; Parties in Interest. This
               -------------------------------------------------------
Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Alive Disclosure Schedule and the Encoding.com Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder (other than the Alive Indemnitees); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

          9.6  Severability. If one or more provisions of this Agreement are
               ------------
held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          9.7  Remedies Cumulative. Except as otherwise provided herein, any
               -------------------
and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          9.8  Governing Law. This Agreement and all acts and transactions
               -------------
pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the state and federal courts sitting in King County, Washington.

          9.9  Rules of Construction. The parties hereto agree that they have
               ---------------------
been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          9.10 Amendments and Waivers. Any term of this Agreement may be
               ----------------------
amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9.10 shall be binding upon the parties and their respective successors and assigns.

                           [Signature page follows]

     Alive and Encoding.com have executed this Agreement as of the date first written above.

                              ALIVE

                              ALIVE.COM, INC.

                              /s/ David Weld
                              _____________________________________________
                              David Weld, President

                              83 South King Street, Suite 300
                              Seattle, Washington 98104



                              ENCODING.COM

                              ENCODING.COM, INC.

                              /s/ Martin Tobias
                              _____________________________________________
                              Martin Tobias, Chief Executive Officer and
                              Minister of Order and Reason

                              Times Square Building
                              414 Olive Way
                              Suite 300
                              Seattle, WA 98101



[Note:  Schedules were omitted in compliance with Rule 601(b)(2).]